Exhibit 10.3

***Certain identified information has been omitted pursuant to Item 601(b)(10) of Regulation S-K because such information is both (i) not material and (ii) information that the Registrant treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit.***

MANUFACTURING AND SUPPLY (Drug Product) AGREEMENT

This MANUFACTURING AND SUPPLY (DRUG PRODUCT) AGREEMENT (this “Agreement”) is made effective as of March 10, 2025 (the “Effective Date”) by and between Viking Therapeutics Ireland Limited, an Irish private company limited by shares with its principal offices located at 6th Floor, 2 Grand Canal Square, Dublin 2, D02 A342, Ireland (“Viking”), on the one hand, and Corden Pharma GmbH, a German limited liability company with its principal offices located at Otto-Hahn-Strasse 1, 86723 Plankstadt, Germany, Corden Pharma Lisbon S.A., a Portuguese public limited company with its principal offices located at R. da Indústria, 2. Quinta Grande 2610-088 Amadora, Portugal, and Corden Pharma S.p.A., an Italian joint stock corporation with its principal offices located at Viale dell’ Industria 3, 20867 Caponago, Italy, on the other hand (together, “Corden”). Viking and Corden are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Viking is a biopharmaceutical company that develops and commercializes therapies for metabolic and endocrine disorders;

WHEREAS, Viking, on the one hand, and Corden Pharma Schweizerhalle GmbH, Corden Pharma GmbH and Corden Pharma Colorado, Inc. (“Corden API Parties”), on the other hand, have entered into that Strategic Manufacturing and Supply Agreement dated as of March 10, 2025 (“API Manufacturing Agreement”) for the manufacture and supply of API (as defined below) for use in certain Product (as defined below);

WHEREAS, Corden possesses substantial resources, experience and expertise in the manufacture of pharmaceutical compounds and products, in particular active pharmaceutical ingredients, lipid excipients, small molecules, oligonucleotides, injectables and peptides and in providing fill and finish services for such compounds and products;

WHEREAS, Viking seeks to engage Corden to and Corden is willing to manufacture and supply Product and provide other services under the terms and conditions below; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations set forth in this Agreement, the Parties hereby agree as follows.

ARTICLE 1

DEFINITIONS
1.1
“Abuse” means persistent or sporadic intentional excessive use of a Product by a patient accompanied by harmful physical and/or psychological effects.
1.2
“Access Individuals” has the meaning set forth in Section 10.3.

1.3
“Adverse Event” means any untoward medical occurrence in a patient or clinical trial subject who has been administered any API or Product, where the untoward medical occurrence is temporally or causally associated with the use of the API or Product, whether or not considered related to the API or Product. An Adverse Event can therefore be any unfavorable and unintended sign (including an abnormal laboratory finding), symptom or disease (new or exacerbated) temporally or causally associated with the use of any API or Product. For a marketed Product, this can also include failure to produce expected benefits (i.e., lack of efficacy), and adverse events associated with circumstances of overdose, medication errors, Abuse or Misuse. In addition to the foregoing, in the context of clinical trials an Adverse Event also will mean events associated with and/or possibly attributable to the clinical trial protocol design or clinical trial procedures.
1.4
“Affiliate” means any individual, corporation, association or other business entity which directly or indirectly controls, is controlled by or is under common control with the Party in question. As used in this definition, “control” shall mean, as to an entity, (i) direct or indirect ownership of fifty percent (50%) or more of the voting interests or other ownership interests in the entity in question; (ii) direct or indirect ownership of fifty percent (50%) or more of the interest in the income of the entity in question; or (iii) direct or indirect possession of the power to direct or cause the direction of management or policies of the entity in question (whether through ownership of securities or other ownership interests, by contract or otherwise).
1.5
“API” means the bulk form of VK2735 and/or one or more other bulk pharmaceutical materials for Viking’s products specified by Viking upon reasonable notice to Corden.
1.6
“API Price” means the Price as defined and set forth in the API Manufacturing Agreement for API manufactured under API Manufacturing Agreement.
1.7
“Applicable Laws” means all laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Regulatory Authority and are in force as of the Effective Date or come into force during the Term, in each case to the extent that the same are applicable to the Parties, the performance by the Parties of their respective obligations under this Agreement, or otherwise the subject matter of this Agreement (including GMP).
1.8
“Assignee Developed Technology” has the meaning set forth in Section 12.3.4(i).
1.9
“Authorized Purchaser” has the meaning set forth in Section 2.3.9.
1.10
“Authorized Purchaser Notice” has the meaning set forth in Section 2.3.9.
1.11
“Authorized Purchaser Terms” has the meaning set forth in Section 2.3.9.
1.12
“Background Technology” means the Technology that a Party (i) has developed or acquired prior to the Effective Date and/or (ii) can show it developed or acquired entirely independently of and without any reference to any information, Data or materials of the other Party. For the avoidance of doubt and without limiting the generality of the foregoing, the Background Technology of Viking shall be deemed to and shall include the Viking Know-How, the API and the Product.

1.13
“Binding Forecast” has the meaning set forth in Section 2.3.6.
1.14
“Business Day” means a day on which commercial banks in New York, NY are generally open to conduct their regular banking business.
1.15
“Certificate of Analysis and Compliance” as to any batch of Product means a certificate signed by an authorized representative of Corden attesting to the results of testing of such batch of Product against the criteria specified in relevant Specifications (including Testing Specifications), and including test methods, specification parameters and the release criteria, used to show that a particular batch of such Product meets Specifications, and including a statement attesting that a particular batch of a Product was Manufactured in accordance with GMP, the Manufacturing Process and otherwise the Specifications.
1.16
“Change of Control” means any of the following transactions: (a) the sale or other transfer to, or acquisition by, any Person of a Party’s voting shares or other voting interests possessing fifty percent (50%) or more of the total combined voting power of its outstanding voting shares or other voting interests in one or more related transactions; (b) the sale or other transfer of all or a material portion of the assets of a Party in one or more related transactions, whether by sale, exchange, merger, consolidation, reorganization, dissolution or liquidation; (c) a merger, consolidation or acquisition of a Party with, by or into another Person (or series of related transactions culminating in such merger, consolidation or acquisition), except for a transaction the principal purpose of which is to change a Party’s state of domicile, or (d) any merger, consolidation or acquisition or series of related transactions culminating in such merger, consolidation or acquisition in which a Party is the surviving entity but in which a Party’s voting shares or other voting interests possessing fifty percent (50%) or more of the total combined voting power of its outstanding voting shares or other voting interests are transferred in one of more related transactions to a Person or Persons different from those who held such voting shares or other voting interests immediately prior to such event.
1.17
“Claims” has the meaning set forth in Section 15.1.
1.18
“Code” shall mean the United States Bankruptcy Code.
1.19
“Commercial Launch Date” has the meaning set forth in Section 2.3.5.
1.20
“Commercial Purchase Order” has the meaning set forth in Section 2.3.7.
1.21
“Committee” has the meaning set forth in Section 9.2.
1.22
“Components” means any (i) components, ingredients, excipients, consumables, delivery devices and other materials, (ii) packaging and labeling, and (iii) other items specified in the applicable Specifications and/or SOW, all of the foregoing used in or for the Manufacture of Product but excluding API.
1.23
“Component Specifications” means the specifications for Components, including written release specifications and testing instructions, as specified in the Specifications or approved or reasonably specified by Viking.

1.24
“Confidential Information” means all secret, confidential or proprietary information and materials, whether provided in written, oral, graphic, video, computer or other form, that is provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”), pursuant to or in connection with this Agreement that (a) is related to the Disclosing Party’s business, products or technology including any Data, Know-How and Technology and all other information or materials, disclosed or made available by the Disclosing Party to the Receiving Party that relates to research (whether existing or proposed), non-clinical development, clinical development, product plans, designs, drawings, manufacturing and other processes, equipment, commercialization plans or other aspects of the Disclosing Party’s business, products or technology, (b) is identified in writing as confidential and/or proprietary by the Disclosing Party or, if orally or visually disclosed, identified as confidential and/or proprietary at the time of disclosure, (c) may be reasonably understood from notices or legends, the nature of such information itself, or the circumstances of the disclosure of such information or materials to be confidential or proprietary to the Disclosing Party, or (d) is deemed to be Confidential Information exchanged between the Parties or their Affiliates pursuant to the Mutual Confidential Disclosure Agreement entered into by Viking Therapeutics, Inc. and Corden Pharma International Gmbh dated [...***...] (“Previous NDA”). The Confidential Information of Viking includes all Technical Information, all information and materials provided by or for Viking relating to Viking’s vendors, licensees, partners and customers, and all Viking Technology.
1.25
“Contributor” has the meaning set forth in Section 12.3.4(i).
1.26
“Consigned API” has the meaning set forth in Section 2.11.1.
1.27
“Control” shall mean the possession of the unconditional right, through the ownership or the right to grant a license or sublicense, in each of the foregoing cases, without giving rise to any obligation, including any obligation to pay any royalties or other amounts to a Third Party, and without violating the terms of any agreement or other arrangement with any Third Party.
1.28
“Corden” has the meaning set forth in the preamble.
1.29
“Corden Developed Technology” has the meaning set forth in Section 12.3.2(ii).
1.30
“Corden Materials” has the meaning set forth in Section 12.1.2.
1.31
“Credit Period” has the meaning set forth in Section 2.9.4(iv).
1.32
“Data” shall mean non-clinical, clinical, chemical, manufacturing and controls and analytical data and any other data and information generated by or on behalf of one or both of the Parties which is related to the API or any Product.
1.33
“Debarred Entity” has the meaning set forth in Section 13.2(iii).
1.34
“Debarred Individual” has the meaning set forth in Section 13.2(iii).

1.35
“Debtor Relief Law” means the Code and any other applicable similar U.S. federal, state or foreign law.
1.36
“Dedicated Line” has the meaning set forth in Section 2.3.4(i).
1.37
“Dedicated Line Prepayment” has the meaning set forth in Section 2.3.4(ii).
1.38
“Deliverables” has the meaning set forth in Section 11.1.
1.39
“Delivery Date” means the week set forth for delivery to Viking in any Commercial Purchase Order.
1.40
“Developed Technology” shall mean any Technology conceived, created, developed or reduced to practice in connection with the activities performed under this Agreement (regardless of whether such conception, creation, development or reduction to practice is done independently by or on behalf of one Party, jointly by the Parties or jointly by any Party with any Third Party), and any Improvements to such Technology or to any Background Technology conceived, created, developed or reduced to practice in connection with the activities performed under this Agreement (regardless of whether such conception, creation, development or reduction to practice is done independently by or on behalf of one Party, jointly by the Parties or jointly by any Party with any Third Party) (but expressly excluding any underlying Background Technology) in any medium and in any stage of development or completion.
1.41
“Development Services” has the meaning set forth in Section 11.1.
1.42
“Development Warranties” has the meaning set forth in Section 11.3.
1.43
“Disclosing Party” has the meaning set forth in the definition of Confidential Information.
1.44
“EMEA” means the European Medicines Evaluation Agency, or any successor Regulatory Authority with responsibility for regulating the development, Manufacture, marketing and sale of human pharmaceutical products in the European Union.
1.45
“Excess Components” has the meaning set forth in Section 2.3.13.
1.46
“FDA” means the United States Food and Drug Administration, or any successor Regulatory Authority with responsibility for regulating the development, Manufacture and sale of human pharmaceutical products in the United States of America.
1.47
“Final Release Testing” has the meaning set forth in Section 5.3.1.
1.48
“Final Release Testing Results” has the meaning set forth in Section 5.3.1
1.49
“Forecast” has the meaning set forth in Section 2.3.5.

1.50
“GMP” means current good manufacturing practices applicable to the Manufacture of Product as follows: (a) current good manufacturing practices promulgated by the FDA, as specified in the United States Code of Federal Regulations and the FDA’s guidance documents, as such practices govern the Manufacture of Product intended for use in the United States; (b) current good manufacturing practices as defined in the Q7A Guidance on Good Manufacturing Practices of the International Conference on Harmonization of Technical Requirements of Pharmaceuticals for Human Use (ICHQ7A) and other ICH guidelines applicable to the Manufacture of the Product; (c) current good manufacturing practices or equivalent standards promulgated by Regulatory Authorities of Europe; and (d) current good manufacturing practices or equivalent standards promulgated by all applicable countries worldwide.
1.51
“Improvements” shall mean any Technology which is an improvement, modification, enhancement, addition, revision, extension, upgrade, update or derivative work of, or which is based upon or derived from, any other Technology.
1.52
“Inbound API Testing” has the meaning set forth in Section 2.11.2.
1.53
“Indemnitee” has the meaning set forth in Section 15.3.1.
1.54
“Indemnitor” has the meaning set forth in Section 15.3.1.
1.55
“Injectable Product” means any Product formulated for subcutaneous or other injection of API and which may include one (1) or more devices, including any PFS/AI Product and any Vials Product.
1.56
“Intellectual Property Rights” means, collectively, (a) Patents, (b) all rights, title and interests in all trade secrets and trade secret rights arising under common law, state law, federal law or laws of foreign countries, (c) all copyrights, and all rights, title and interests in all copyrights, copyright registrations and applications for copyright registration, certificates of copyright and copyrighted interests throughout the world, and all rights, title and interests in related applications and registrations throughout the world, (d) moral rights, (e) all rights, title and interests in Trademarks, and (f) all other intellectual property rights and proprietary rights.
1.57
“Know-How” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, ideas, concepts, designs, drawings, specifications, Data, results and other material.
1.58
“Lead Time” means [...***...] from the date a Commercial Purchase Order is submitted to Corden or such other period as may be mutually agreed by the Parties in writing.
1.59
“Licensee” has the meaning set forth in Section 12.4.
1.60
“Licensor” has the meaning set forth in Section 12.4.
1.61
“Manufacture”, “Manufacturing” or “Manufactured” each means any and all steps, processes and activities of Corden to produce Product (or any step, process or activity therein), including the manufacture, production, Component sourcing, and testing as applicable, consumer and other packaging and labeling, transferring and other handling, warehousing and other storing, quality control, testing (including in-process, release and stability testing, when applicable), release and preparation for shipping of any Product.
1.62
“Manufacturing Facility” means the manufacturing facility or facilities owned and operated by Corden and specified in the applicable Specifications and/or SOW for Manufacture of Product.
1.63
“Manufacturing Process” means the Manufacturing process for a Product as set forth in the applicable Specifications and/or SOW or otherwise mutually agreed by the Parties pursuant to Section 5.6, including details as to the equipment, API, Components, materials, process and procedures used to Manufacture Product, including any of the foregoing that, if changed, would require notification of or approval by any Regulatory Authority and/or amendments or modifications to any Regulatory Approvals or applications for Regulatory Approval.
1.64
“Misuse” means use of a Product in a way that is not in accordance with its regulatory or marketing authorization accompanied by harmful physical and/or psychological effects.
1.65
“Oral Product” means any Product formulated for oral administration of API, including any tablet, chewable tablet, capsule, soft gelatin capsule, suspension, or similar formulations.
1.66
“Patents” shall mean any and all (a) issued patents, (b) pending patent applications, including any applications and filings made pursuant to the Patent Cooperation Treaties (PCTs), continuations, continuations-in-part, divisions, provisional, converted provisional, continued prosecution or substitute applications, (c) patents issued with respect to any of the foregoing, including utility models, petty patents, patents resulting from post-grant proceedings, innovation patents and design patents and certificates of invention, (d) reissues, reexaminations, renewals, restorations, registrations, confirmations or extensions (including any supplementary protection certificate and the like) of any of the foregoing, (e) other forms of government-issued right substantially similar to any of the foregoing, and (f) U.S. and foreign counterparts of any of the foregoing, or as applicable portions thereof or individual claims therein.
1.67
“Performance Credits” has the meaning set forth in Section 2.9.4.
1.68
“Person” shall mean any natural person, sole proprietorship, corporation, firm, business trust, joint stock company, trust, unincorporated association, joint venture, association, organization, company, partnership, limited partnership, limited liability company or other similar entity or organization, including any Regulatory Authority.
1.69
“PFS/AI Product” means any Injectable Product configured or packaged as one (1) or more syringes pre-filled with any API, including integrated with or packaged with one (1) or more autoinjectors or similar devices or mechanisms.

1.70
“Post-Mitigation Costs” has the meaning set forth in Section 2.3.13.
1.71
“Prepaid Injectable Product Period” has the meaning set forth in Section 2.3.3(i).
1.72
“Prepaid Injectable Product Volume” has the meaning set forth in Section 2.3.3(i).
1.73
“Previous NDA” has the meaning set forth in the definition of Confidential Information.
1.74
“Price” has the meaning set forth in Section 8.1.
1.75
“Primary Contact” has the meaning set forth in Section 9.2.1.
1.76
“Product” or “Products” each means any Viking product or products (including, for the avoidance of any doubt, any clinical-stage product) containing API.
1.77
“Purchase Order” means any purchase order for the purchase of Product under Section 2.2.3 and any Commercial Purchase Order provided under Section 2.3.6 or otherwise this Agreement, which order shall specify the Purchase Order number, amount of Product ordered, Product price (if different from the Price), method of shipment, storage instructions, place(s) of delivery to Viking, and Delivery Date(s).
1.78
“Quality Agreement” has the meaning set forth in Section 5.2.
1.79
“Recall” means any Regulatory Authority issues or requests, or Viking determines in its reasonable discretion that there is a reasonable basis for a Regulatory Authority to issue or request, a recall, market withdrawal or similar action in connection with the API or the Product.
1.80
“Receiving Party” has the meaning set forth in the definition of Confidential Information.
1.81
“Records” has the meaning set forth in Section 5.10.
1.82
“Regulatory Approval” means, with respect to a nation or multinational jurisdiction, (i) any approvals, licenses, permits, registrations or authorizations necessary for the development, marketing and sale of Product and specific to the Manufacture of Product in such nation or jurisdiction, and (ii) where relevant, pricing approvals necessary to obtain reimbursement from a Regulatory Authority.
1.83
“Regulatory Authority” shall mean any national, supranational, regional, state or local government, court, regulatory agency or other regulatory body, administration, department, board, bureau, instrumentality, commission, council or other governmental authority, including all of the foregoing that are responsible for regulating and approving the development, Manufacture, marketing and sale of a drug, biological product, device, or compound in a country, including the FDA, the EMEA, and any other agencies in any country involved in the granting or receipt of Regulatory Approvals.
1.84
“Regulatory Failure” means (i) any failure to meet Viking’s pre-established clinical objectives or the criteria or endpoints in any human clinical trial or study of any Product, including, for the avoidance of any doubt, the failure to demonstrate sufficient safety or efficacy and/or any outcome or event that leads to the termination, suspension or significant delay of a clinical trial, or (ii) Viking for any reason will not be able to obtain or is unable to obtain Regulatory Approval for a Product in the United States.
1.85
“Release Documentation Package” has the meaning set forth in Section 2.5.
1.86
“Reserved Capacity Prepayments” has the meaning set forth in Section 2.3.3(i).
1.87
“Retention Period” has the meaning set forth in Section 5.10.
1.88
“Segregated Materials” has the meaning set forth in Section 10.3.
1.89
“Shortfall” has the meaning set forth in Section 2.3.11.
1.90
“Specifications” means the specifications for the Product or in-process samples of Product (including any specifications for efficacy, sterility and quality), as provided by Viking within [...***...] of the Effective Date and as may be amended from time to time in accordance with Section 4.1, together with the Manufacturing Process, other applicable Manufacturing protocols, all applicable requirements set forth in Regulatory Approvals and other regulatory filings made with the applicable Regulatory Authorities for the Product and GMP. The Specifications also include specifications for API, the Component Specifications and the Testing Specifications.
1.91
“Statement(s) of Work” or “SOW(s)” means any Statements of Work set forth in Exhibit A hereto.
1.92
“Storage Fee” has the meaning set forth in Section 2.4.3.
1.93
“Technical Information” means all information, materials, knowledge, data, drawings and other specifications involving or relating to the development, Manufacture and processing of the API or any Product provided to Corden or any of its Affiliates by or for Viking pursuant to this Agreement, including the Specifications.
1.94
“Technology” shall mean, collectively, proprietary information, ideas, concepts, Know-How (including any clinical, manufacturing or post-approval marketing studies Data or any other similar Data), technical or non-technical information, trade secrets, materials (including tangible chemical, biological or other physical materials) or inventions, designs, discoveries, developments, drawings, notes, documents, descriptions, schematics, specifications, techniques, processes, methods of use, processes and methods of manufacturing and analysis, compositions of matter, or designs, whether or not patentable.
1.95
“Technology Assignee” has the meaning set forth in Section 12.3.4(i).

1.96
“Technology Assignor” has the meaning set forth in Section 12.3.4(i).
1.97
“Testing Specifications” means the specifications and other requirements for testing API, Components, Product and intermediates of the Product, including testing procedures, types of testing, testing parameters, analytical procedures and in-process controls.
1.98
“Term” has the meaning set forth in Section 14.1.
1.99
“Third Party” means any Person other than Corden or Viking.
1.100
“Third Party API” means any API manufactured and supplied by a Third Party that is not a Corden API Party.
1.101
“Trademark” shall mean any word, name, symbol, color, shape, designation or any combination thereof, including any trademark, service mark, trade name, brand name, sub-brand name, trade dress, program name, delivery form name, certification mark, collective mark, logo, tagline, slogan, design or business symbol, in each of the foregoing cases, that functions as an identifier of source or origin, whether or not registered and all statutory and common law rights therein and all registrations and applications therefor, together with all goodwill associated with, or symbolized by, any of the foregoing.
1.102
“Upside” means an amount equal to at least [...***...] percent ([...***...]%) (or a higher percentage if agreed by the Parties in writing) of the Binding Forecast for any [...***...] in the Binding Forecast.
1.103
“Vials Product” means any Injectable Product configured or packaged as one (1) or more vials, including packaged with one (1) or more syringes.
1.104
“Viking Developed Technology” has the meaning set forth in Section 12.3.2(ii).
1.105
“Viking Know-How” shall mean all Know-How owned or otherwise Controlled by Viking as of the Effective Date or during the Term that is reasonably necessary for the development of API or Product or for Corden or its Affiliates to perform its Manufacturing and supply obligations under this Agreement.
1.106
“Viking Technology” shall mean the Viking Know-How, Background Technology of Viking, and Viking Developed Technology.
1.107
“[...***...] Proposal” has the meaning set forth in Section 11.5.
1.108
“[...***...] Proposal” has the meaning set forth in Section 11.5.
1.109
“[...***...] Proposal” has the meaning set forth in Section 11.5.
1.110
“Warranty Criteria” has the meaning set forth in Section 6.1.

ARTICLE 2

PRODUCT ORDERING AND SUPPLY
2.1
Ordering and Supply of Product. During the Term, and in accordance with the provisions of this Agreement, (i) Viking hereby agrees to and shall order (a) at least [...***...] percent ([...***...]%) of its and its Affiliates’ commercial requirements for Injectable Products where Viking has not made an election either for Prepaid Injectable Product Volume or a Dedicated Line for a period of three (3) years from the Commercial Launch Date and (b) at least [...***...] percent ([...***...]%) of its and its Affiliates’ commercial requirements for Oral Products for a period of three (3) years from the Commercial Launch Date and (ii) Corden hereby agrees to and shall timely Manufacture, supply and deliver Viking’s and its Affiliates’ requirements to the extent ordered by Viking, its Affiliates or any other Authorized Purchasers. In consideration of Viking’s and its Affiliates’ reliance on Corden as a supplier of Product, during the Term and in accordance with the provisions of this Agreement, Corden hereby agrees to and shall (i) timely Manufacture, supply and deliver by the Delivery Date(s) any amounts of Product ordered by Viking, its Affiliates and any other Authorized Purchasers that do not exceed the applicable amounts in the Binding Forecast plus the applicable Upside and (ii) use best efforts to timely Manufacture, supply and deliver by the Delivery Date(s) any amounts of Product ordered by Viking, its Affiliates and any other Authorized Purchasers that are greater than the applicable amounts in the Binding Forecast plus Upside.
2.2
Clinical Supply.
2.2.1
Clinical Supply Obligations. Upon the written request of Viking, Corden shall timely Manufacture, supply and deliver Product for use by Viking to conduct clinical trials (or other clinical-stage, pre-approval, regulatory, non-commercial, validation, qualification or other similar uses).
2.2.2
Clinical Forecasts. Viking shall determine its requirements for Product for clinical trials (or other clinical-stage, pre-approval, regulatory, non-commercial, validation, qualification or other similar uses) to be supplied by Corden hereunder and shall deliver to Corden, reasonably in advance of the initiation of any such clinical trial (or other clinical-stage, pre-approval, regulatory, non-commercial, validation, qualification or other similar uses), a non-binding, written forecast estimating the amounts of Product required from Corden for such purposes. Corden shall use this forecast for planning purposes and make available the production capacity required to Manufacture and supply the forecasted amounts of Product within the time frames and by the delivery dates specified therein. If circumstances require a substantial change in the estimated amounts of Product needed for a given clinical trial (or other clinical-stage, pre-approval, regulatory, non-commercial, validation, qualification or other similar use), Viking shall deliver a revised, non-binding, written forecast to Corden estimating such new amounts of Product required for such clinical trials (or other clinical-stage, pre-approval, regulatory, non-commercial, validation, qualification or other similar uses). Corden acknowledges and agrees that the forecast delivered to Corden under this Section 2.2.2 may, at Viking’s option, be included in the Forecast delivered to Corden under Section 2.3.5.
2.2.3
Clinical Purchase Orders. To initiate Corden’s Manufacture and supply for clinical use (or other clinical-stage, pre-approval, regulatory, non-commercial, validation,

qualification or other similar use), Viking will issue to Corden [...***...] or more binding Purchase Orders (i) at least [...***...] (or such shorter period as Corden can provide using commercially reasonable efforts) prior to the first Delivery Date, or (ii) such other shorter time as otherwise may be agreed in good faith in writing by the Parties. Corden shall Manufacture and supply Product corresponding to the amounts and delivery dates set forth in the Purchase Orders delivered by Viking to Corden pursuant to this Section 2.2.3. Upon request, Corden shall send to Viking a written confirmation of each such Purchase Order and the details therein. In the event that Viking, at any time within a reasonable time before a requested delivery date, determines that the amount of Product corresponding to a particular shipment set forth in such Purchase Order is not adequate to satisfy Viking’s requirements (or, conversely, exceeds Viking’s requirements), Viking shall notify Corden and shall provide a request for amendment to the Purchase Order specifying proposed new amounts and delivery dates. Corden shall use commercially reasonable efforts to accept and meet such revised Purchase Order request and, if applicable, the Parties shall negotiate any reasonable adjustments to the delivery date and similar terms of Manufacture and supply necessitated by such revised Purchase Order request. Without limiting any of its obligations under this Agreement, Corden shall provide prompt written notice to Viking in the event of any anticipated delays in the scheduled delivery date or amount of Product ordered by Viking and shall cooperate with Viking to reschedule delivery at the earliest possible date so as to minimize the impact on the conduct and completion of Viking’s clinical trials (or other clinical-stage, pre-approval, regulatory, non-commercial, validation, qualification or other similar uses).
2.3
Commercial Supply.
2.3.1
Supply Commitment. Corden shall Manufacture and supply Product in accordance with Section 2.1, this Section 2.3 and otherwise this Agreement.
2.3.2
Additional Capacity. For the avoidance of any doubt and without limitation of Corden’s obligations and liabilities and Viking’s rights and remedies under this Agreement or otherwise, to the extent that the Manufacturing capacity at the applicable Manufacturing Facility is unavailable or insufficient for Corden to timely Manufacture and supply Viking’s and Authorized Purchasers’ requirements for Product in accordance with this Agreement, Corden will use best efforts to allocate or obtain sufficient additional Manufacturing capacity at such Manufacturing Facility or, with Viking’s prior written consent which may be withheld in Viking’s sole discretion, at another Manufacturing Facility.
2.3.3
Prepayment for Injectable Product.
(i)
In addition to and not in lieu or limitation of any of Corden’s other obligations and liabilities and Viking’s rights and remedies under this Agreement, Viking in its sole discretion may elect in writing to reserve manufacturing capacity in [...***...] or more increments of [...***...] units of any Injectable Product in any calendar year during the Term (such calendar year, the “Prepaid Injectable Product Period”). In such event, Corden will reserve manufacturing capacity (a) in the number of increments of [...***...] units elected by Viking if Viking makes such election [...***...] in advance of the applicable Prepaid Injectable Product Period and (b) in the number of increments of [...***...] units that Corden is able to provide in good faith and using best efforts if Viking makes such election [...***...] in advance of the applicable Prepaid Injectable Product Period (any such increments in (a) or (b) above in the aggregate, “Prepaid Injectable Product Volume”). Corden may invoice Viking for and Viking will pay a prepayment of [...***...] dollars ($[...***...]) for each increment of [...***...] units of the Prepaid Injectable Product Volume (such prepayments in the aggregate, “Reserved Capacity Prepayments”). Notwithstanding anything to the contrary in this Agreement, the Forecast will be binding to the extent of [...***...]. The Forecast may include any combination of different types of Injectable Products in Viking’s sole discretion, provided that the portion of the Prepaid Injectable Product Volume for any [...***...] shall not exceed [...***...] of such [...***...] for the applicable Prepaid Injectable Product Period. In the event of any clinical or regulatory delay or failure, Viking in its sole discretion may delay commencement of the Prepaid Injectable Product Period up to [...***...] by providing written notice [...***...] or more prior to the Prepaid Injectable Product Period.
(ii)
Corden in accordance with Section 8.6 will provide a credit of [...***...] percent ([...***...]%) against any and all amounts due under any invoices issued by Corden to Viking for Injectable Products (other than, as applicable, the portions of such amounts that are [...***...]) ordered during the Prepaid Injectable Product Period up to the amount of the Reserved Capacity Prepayments paid by Viking for such Prepaid Injectable Product Period, provided that if Viking has ordered the Prepaid Injectable Product Volume during the Prepaid Injectable Product Period and has not received a credit in the amount of the Reserved Capacity Prepayments by the end of the Prepaid Injectable Product Period, then Corden will provide a credit in an amount equal to the difference between the amount of the Reserved Capacity Prepayments for such Prepaid Injectable Product Period and the amount of the credit that Viking received under this Section 2.3.3(ii) during the Prepaid Injectable Product Period. If Viking delays the commencement of the Prepaid Injectable Product Period in accordance with Section 2.3.3(i), then Corden will use best efforts to use the manufacturing capacity that was formerly the Prepaid Injectable Product Volume for what was formerly the Prepaid Injectable Product Period for other customers and, to the extent Corden is able to do so, Corden will provide a credit equal to [...***...] percent ([...***...]%) of all revenue from the use of such manufacturing capacity during such period up to an amount equal to the amount of the Reserved Capacity Prepayments paid by Viking for such period minus any credits already received by Viking for such Reserved Capacity Prepayments. To the extent that Viking provides written notice to Corden that Viking will not require any Prepaid Injectable Product Volume for any Prepaid Injectable Product Period due to any clinical or regulatory delay or failure, then Corden will use best efforts to reserve and/or use for other customers the manufacturing capacity that was formerly reserved by Viking for such Prepaid Injectable Product Volume and, to the extent that Corden is able to do so, Corden within [...***...] of the end of each applicable [...***...] in such period will pay to Viking [...***...] percent ([...***...]%) of the [...***...] revenue from the use of such manufacturing capacity during such period up to an amount equal to the amount of the Reserved Capacity Prepayments paid by Viking for such period minus any credits already received by Viking for such Reserved Capacity Prepayments.
(iii)
If Viking elects in writing to pay any Reserved Capacity Prepayments with respect to any Prepaid Injectable Product Period under this Section 2.3.3 and then later makes a written election for a Dedicated Line under Section 2.3.4 for the same Injectable Product, then Corden will credit any such Reserved Capacity Prepayments under this Section 2.3.3 against any Dedicated Line Prepayment for such Dedicated Line under Section 2.3.4 if such Prepaid

Injectable Product Period overlaps with the period when the Dedicated Line is or is required to be operational and such credit will be pro-rated on [...***...] basis based on the number of [...***...] of overlap between the period after the Dedicated Line is or is required to be operational and the remainder of the Prepaid Injectable Product Period.
(iv)
For the avoidance of any doubt, no Reserved Capacity Prepayment or Prepaid Injectable Product Volume is required for any amounts of Product ordered by Viking under Section 2.2.
2.3.4
Dedicated Line(s) for Injectable Product.
(i)
In addition to and not in lieu or limitation of any of Corden’s other obligations and liabilities and Viking’s rights and remedies under this Agreement, Viking may elect in writing to have Corden provide [...***...] or more manufacturing lines (“Dedicated Line(s)”) for one (1) or, if multiple lines, more Injectable Products in the applicable Manufacturing Facility (and any similar facility owned or controlled by Corden or its Affiliates) and, upon such election, Corden will order, install, commission, validate/qualify, obtain regulatory approval for and otherwise provide such line or lines, each such line with a capacity to Manufacture and supply at least [...***...] Injectable Products per [...***...], by no later than [...***...] after Viking’s election and using best efforts to do so as soon as possible after Viking’s election. If Viking makes such election on or prior to [...***...], then Viking may elect and Corden shall provide a minimum of [...***...] Dedicated Lines and up to [...***...] Dedicated Lines [...***...]. If Viking makes such election after [...***...], then Viking may elect and Corden shall provide up to [...***...] Dedicated Lines [...***...]. In addition to and without limiting the foregoing, Corden shall provide written notice to Viking prior to agreeing to install a dedicated line for any other customer and in addition Corden and Viking will meet not less than [...***...] per [...***...] and at the request of either Party to discuss in good faith the availability of space for potential Dedicated Line(s), both of the foregoing in the applicable Manufacturing Facility (and any similar facility owned or controlled by Corden or its Affiliates).
(ii)
After Viking’s written election for Corden to install any Dedicated Line, Corden will invoice and Viking will pay a prepayment for the Dedicated Line (such prepayment, a “Dedicated Line Prepayment”) in the amount of [...***...] dollars ($[...***...]) in the following installments and subject to Corden’s completion of the following milestones (and, for the avoidance of any doubt, Corden shall complete the milestones listed below in the order presented):
a.
[...***...] dollars ($[...***...]) within [...***...].
b.
[...***...] dollars ($[...***...]) upon [...***...].
c.
[...***...] dollars ($[...***...]) upon completion of regulatory approval and any other applicable licenses, registrations, authorizations, permits, permissions, waivers, exemptions, clearances, variances, grants, issuances and other approvals from Regulatory Authorities for the Dedicated Line.
d.
[...***...] dollars ($[...***...]) upon Corden’s supply and delivery of at least […***…] of Injectable Product that […***…] Manufactured using the

Dedicated Line to Viking in accordance with this Agreement including in conformance with all Warranty Criteria.

Corden will provide Viking with written notice when it has satisfied each of the foregoing milestones and will provide Viking and the Committee with all relevant access and information for Viking and its agents to determine, and Viking and/or its agents shall determine, whether Corden has fully satisfied such milestones.

(iii)
For the avoidance of any doubt, Viking may make a written election for one (1) or more additional Dedicated Line(s) for any type of Injectable Product pursuant to and in accordance with this Section 2.3.4 [...***...]. Viking may elect a Dedicated Line for [...***...] Injectable Product and may elect a Dedicated Line for [...***...] Injectable Product in Viking’s sole discretion (for example, Viking may elect [...***...] Dedicated Lines [...***...] or, as another example, Viking may elect [...***...] Dedicated Line for [...***...] and [...***...] Dedicated Lines for [...***...]). If Viking makes a written election [...***...] for [...***...] Dedicated Lines, then Corden shall use commercially reasonable efforts to obtain, and if obtained will pass through to Viking, volume-based reductions in the costs of each Dedicated Line and in any event the Dedicated Line Prepayment for each such Dedicated Line shall be no greater than [...***...] dollars ($[...***...]), and the installments set forth in Section 2.3.4(ii) above shall be reduced proportionately.
(iv)
Corden in accordance with Section 8.6 will provide a credit of [...***...] percent ([...***...]%) against any and all amounts due under any invoices issued by Corden to Viking for Injectable Products (other than, as applicable, the portions of such amounts that are [...***...]) that are Manufactured using a Dedicated Line up to the amount of the Dedicated Line Prepayment paid by Viking for such Dedicated Line. If the total amount of such credits in any applicable [...***...] is less than [...***...] dollars ($[...***...]) (pro-rated for any partial [...***...] based on [...***...] in such [...***...] that the Dedicated Line is or is required to be completed under this Section 2.3.4), then Corden within [...***...] of the end of such [...***...] will pay to Viking the dollar amount that is equal to the difference between the total amount of such credits and [...***...] dollars ($[...***...]) (as may be pro-rated for any partial [...***...], if applicable). To the extent that such dollar amount plus the aggregate of all credits provided from Corden to Viking under this Section 2.3.4(iv) as of such payment date exceeds the amount of the Dedicated Line Prepayment paid by Viking for such Dedicated Line, then such dollar amount shall be reduced to such extent. If Viking is delayed in requiring use of or will not require use of any Dedicated Line due to clinical or regulatory delay or failure or for any other reason, then Corden will use best efforts to find other customers and to use such Dedicated Line for other customers and, to the extent that Corden is able to do so, Corden within [...***...] of the end of each applicable [...***...] will pay to Viking [...***...] percent ([...***...]%) of the [...***...] during such [...***...] up to an amount in the aggregate across all [...***...] that is equal to the amount of the Dedicated Line Prepayment paid by Viking for such Dedicated Line minus any credits already received by Viking for such Dedicated Line Prepayment.
(v)
Notwithstanding anything to the contrary herein, the Dedicated Line will be used solely and exclusively for Viking and Corden will not use the Dedicated Line for any Third Party without the prior written consent of Viking on a case-by-case basis, except (i) as and to the extent expressly set forth in Section 2.3.4(iv), (ii) as and to the extent expressly set forth in

Section 2.3.12, or (iii) if the Binding Forecast does not allow Corden to utilize at least [...***...] percent ([...***...]%) of the operating manufacturing capacity of the Dedicated Line in [...***...] in the Binding Forecast, then Corden shall provide written notice of and all relevant information for the same to Viking and Viking shall have [...***...] to revise the Binding Forecast in writing to allow Corden to utilize at least [...***...] percent ([...***...]%) of the operating manufacturing capacity of the Dedicated Line in such [...***...]. If Viking does not so elect, then Corden may use the excess capacity of the Dedicated Line in such [...***...] for a Third Party, solely to the extent that use of the Dedicated Line for a Third Party does not adversely affect Corden’s performance of its other obligations under this Agreement (including any of Corden’s obligations to timely Manufacture, supply and deliver Product to Viking and including all of Corden’s obligations under Article 10), and Corden within [...***...] of the end of each applicable [...***...] will pay to Viking [...***...] percent ([...***...]%) of the [...***...] during such [...***...] up to an amount in the aggregate across all [...***...] that is equal to the amount of the Dedicated Line Prepayment paid by Viking for such Dedicated Line minus any credits already received by Viking for such Dedicated Line Prepayment.
2.3.5
Forecasts. Reasonably in advance of Viking’s requested initial Delivery Date(s) of Product from Corden for use in the first commercial sale of any Product that has received Regulatory Approval (the “Commercial Launch Date”), Viking shall deliver to Corden in writing a rolling [...***...] forecast, updated in writing [...***...] thereafter, of Viking’s and Authorized Purchasers’ aggregated estimated orders of Product (the “Forecast”). The Forecast shall be non-binding on Viking except as expressly and specifically set forth in Section 2.3.6. Corden shall use the Forecast for Corden’s planning purposes including to reserve and make available the production capacity required to Manufacture and supply the forecasted amounts of Product within the time frames specified therein.
2.3.6
Binding Forecasts. Subject to Corden’s compliance with the terms and conditions hereof and provided that Corden is fully capable of Manufacturing and supplying Viking and the Authorized Purchasers with Product as required under the terms of this Agreement (notwithstanding any force majeure or other events outside of Corden’s control), Viking hereby agrees to order or have its Authorized Purchasers order (i) the amounts forecasted for [...***...] in the [...***...] of the Forecast for [...***...] Products and (ii) the amounts forecasted and confirmed by Corden for [...***...] in the [...***...] of the Forecast for [...***...] Products (“Binding Forecast”). Notwithstanding the foregoing and without limiting any of Viking’s other rights or remedies under this Agreement, Viking may in its sole discretion and upon written notice to Corden delay the commencement of the Binding Forecast by (i) up to [...***...] for any reason and (ii) up to [...***...] due to any clinical or regulatory delay or failure, in each case at no cost, obligation or liability to Viking.
2.3.7
Commercial Purchase Orders. To procure Corden’s supply of Product, Viking or an Authorized Purchaser shall submit to Corden a Purchase Order (“Commercial Purchase Order”). Corden shall Manufacture and supply to Viking or, as applicable, the Authorized Purchaser the Product in the amounts and on the Delivery Date(s) specified in the Commercial Purchase Orders delivered by Viking or, respectively, the Authorized Purchaser to Corden pursuant to this Section 2.3.7 and otherwise in accordance with this Section 2.3 and this Agreement. Upon request, Corden shall send Viking a written confirmation of each such

Commercial Purchase Order and the details therein within [...***...] of its receipt of a given Commercial Purchase Order (or, if later, within [...***...] of Viking’s request).
2.3.8
Amendments to Commercial Purchase Orders. In the event that Viking at any time prior to a particular shipment of Product determines that the amount of Product set forth in a Commercial Purchase Order and to be included in such shipment and/or the Delivery Date(s) for such shipment are not adequate to satisfy Viking’s or the Authorized Purchasers’ requirements (or, conversely, significantly exceeds Viking’s and/or the Authorized Purchasers’ requirements) for Product for a given period, Viking may notify Corden and shall provide a request for amendment to the Commercial Purchase Order specifying proposed new amounts, Delivery Date(s) and/or delivery location(s). Corden shall use best efforts to accept and meet any such revised Commercial Purchase Order request. Any such amendment shall not limit Viking’s obligation to order the amounts of Product forecast in the Binding Forecast. Further, without limiting any other right or remedy of Viking, Corden acknowledges and agrees that Viking, in its sole discretion and with written notice to Corden at any time prior to a shipment of Product that was ordered under a Purchase Order, may (i) amend and reschedule the Delivery Date(s) set forth in any Commercial Purchase Order [...***...] times by no more than a total of [...***...] in the aggregate from the original Delivery Date(s) without any cost or any liability on Viking (other than the Storage Fee, if applicable), which amended Delivery Date(s), for the avoidance of doubt, shall be deemed the Delivery Date(s) as if originally set forth in the Commercial Purchase Order and (ii) amend the storage instructions and/or delivery location(s) which Corden shall accept at no additional cost or liability to Viking.
2.3.9
Authorized Purchaser. Viking may designate in its sole discretion from time to time by sending written notice (“Authorized Purchaser Notice”) to Corden one or more Affiliates, licensees, development partners, commercial partners or other similar Third Parties that may purchase Product from Corden as an authorized purchaser (“Authorized Purchaser”). Upon such Authorized Purchaser Notice, except to the extent otherwise expressly and specifically specified in writing by Viking, (i) the terms and conditions of this Agreement will apply to and govern all purchases of Product made by such Authorized Purchaser from Corden for use for Viking and (ii) the following provisions of this Agreement will not apply: Sections 2.1, 2.2, 2.3.2, 2.3.3, 2.3.4, 2.3.5, 2.3.6, 2.3.9, 2.3.11, 2.3.12, 2.3.13, 2.3.14 (the parenthetical in the third sentence only), 2.8, 2.10, 3.1, 4.1, 5.2, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11 (the sixth, seventh and eighth sentences only), 8.1 (the second, third, fourth and fifth sentences only), 8.2, 8.3 and 8.5, and Articles 7, 9, 11, 12, and 14 (the terms and conditions of this Agreement applicable to such Authorized Purchaser, the “Authorized Purchaser Terms”). Corden agrees and acknowledges that, as a result of the Authorized Purchaser’s agreement with Viking to purchase Product from Corden as an authorized purchaser under the Authorized Purchaser Terms, and Corden’s agreement herein to sell Product to the Authorized Purchaser under the Authorized Purchaser Terms, such Authorized Purchaser Terms will apply and create a separate agreement directly between Corden and the Authorized Purchaser without the need for any other agreement between Corden and the Authorized Purchaser and without limiting Viking’s rights or remedies against Corden under this Agreement. Viking shall be and shall be deemed to be an express third party beneficiary of each such separate agreement between Corden and such Authorized Purchaser with the right to enforce the terms and conditions of such separate agreement against both Corden and such Authorized Purchaser. Any other agreements that Corden or its Affiliates may have with such Authorized Purchaser will not apply to such sales by

Corden to the Authorized Purchaser except to the extent otherwise expressly and specifically agreed in writing by Viking. Authorized Purchaser shall have the right to purchase Product under the Authorized Purchaser Terms until the earlier of (i) the expiration of any period specified by Viking in such Authorized Purchaser Notice and (ii) such time as Viking notifies Corden in writing that such Third Party is no longer designated to exercise such rights as an Authorized Purchaser under this Agreement. Corden will allow Authorized Purchasers to purchase Product under the Authorized Purchaser Terms solely as and to the extent set forth in such Authorized Purchaser Notice, including with respect to: (i) the period during which such Third Parties are designated as Authorized Purchasers; (ii) the amount of Product that may be purchased by such Authorized Purchasers; and (iii) the pricing for such Product. Viking may modify the parameters and restrictions on such Authorized Purchasers at any time upon reasonable advance written notice to Corden. Notwithstanding the foregoing or anything else in this Agreement, unless Viking provides its prior written consent, which consent shall be in Viking’s sole discretion and on a case-by-case basis, Authorized Purchasers may not and shall not have any ability under this Agreement or any Authorized Purchaser Terms to, and Corden shall not accept any attempt by an Authorized Purchaser to, modify the Forecast or Binding Forecast, modify any Specifications, determine a Recall, access any Confidential Information of Viking (unless a three-way non-disclosure or similar agreement is entered into among Corden, Viking and the Authorized Purchaser or Viking otherwise provides its prior written consent on a case-by-case basis), exercise any audit rights, modify or waive any requirements relating to Product, provide consents or approvals for or on behalf of Viking, amend this Agreement, or assign or transfer any of Viking’s rights under this Agreement.
2.3.10
Supply Obligation. Corden shall accept all Commercial Purchase Orders for and deliver on the applicable Delivery Date(s) any amounts of Product ordered under such Commercial Purchase Orders in any [...***...] during the Term with an applicable Delivery Date or Delivery Dates that are at or beyond Lead Time to the extent that such amounts ordered are equal to or are less than the amounts (i) set forth in the last Binding Forecast for such [...***...] to the extent confirmed or required to be confirmed by Corden as set forth below for any [...***...] Products and (ii) set forth in the last Binding Forecast for such [...***...] for any [...***...] Products, in each of the foregoing cases (i) and (ii) plus Upside. Within [...***...] of receipt of a Binding Forecast, Corden will confirm the quantities of [...***...] Products it will Manufacture and supply for each [...***...] of the Binding Forecast. Corden hereby agrees to and will (i) confirm any quantities of [...***...] Products in a Binding Forecast which are equal to or less than (a) [...***...] for such [...***...] Products for such [...***...] or (b) the required capacity of any Dedicated Line or aggregated required capacity of any Dedicated Lines for such [...***...] Products for such [...***...], (ii) confirm any quantities of [...***...] which are equal to or less than [...***...]) [...***...] Products during any period commencing on the date that is [...***...] after Viking’s election for a Dedicated Line for such [...***...] Products and ending on the date that is [...***...] after such election, and (iii) use best efforts to confirm any quantities of [...***...] Products in a Binding Forecast for which there is no [...***...] or Dedicated Line or which are above any [...***...] for such [...***...] Products for such [...***...] or the required capacity of any Dedicated Line or aggregated required capacity of any Dedicated Lines for such [...***...] Products for such [...***...]. Notwithstanding anything in this Agreement to the contrary, once Corden confirms any amounts for [...***...] for [...***...] in the Binding Forecast, Corden may confirm additional amounts of such [...***...] Products to the extent forecast by Viking for such [...***...] in a subsequent Binding Forecast but may not reduce any amounts of such [...***...] Products confirmed for such [...***...] in a prior Binding Forecast. Notwithstanding anything in this Section 2.3.10, (i) Corden will have no obligation to provide Upside to the extent that the Binding Forecast plus Upside will exceed [...***...]) [...***...] Products per [...***...] where [...***...], (ii) Corden will have no obligation to provide Upside above [...***...] [...***...] Products per [...***...] where [...***...] and (iii) Corden’s obligation to provide Upside for [...***...] Products where [...***...] is subject to Viking providing written notice [...***...] in advance that Viking will order such Upside. In addition to and not in lieu or limitation of the foregoing, Corden shall accept all Commercial Purchase Orders for and use good faith and at least best efforts to deliver on the applicable Delivery Date(s) any amounts of Product ordered in any [...***...] during the Term: (i) that are in excess of the last Binding Forecast for such [...***...] plus Upside and/or (ii) that have an applicable Delivery Date or Delivery Dates that are shorter than Lead Time, in each of the foregoing cases at no additional cost to Viking; provided that, for the avoidance of any doubt, if Corden cannot deliver all such excess amounts on the applicable Delivery Date(s), Corden shall continue to use good faith and at least best efforts to deliver all such excess amounts on a delivery date that is as close as possible to the applicable Delivery Date(s).
2.3.11
Shortfall Notice and Remedy. If by the end of each applicable [...***...] during the Term, Viking or Authorized Purchasers fail to submit Purchase Orders for amounts that meet the Binding Forecast for such [...***...] (“Shortfall”), Corden shall notify Viking of such failure in writing and Viking shall issue or cause to be issued a Purchase Order pursuant to Section 2.3.7 for the Shortfall which Corden shall apply to such Binding Forecast and, upon issuance of such Purchase Order, the Shortfall shall be deemed to be and shall be cured. Notwithstanding anything to the contrary, the issuance of a Purchase Order pursuant to this Section 2.3.11 shall be Corden’s sole and exclusive remedy for any Shortfall.
2.3.12
Reallocation of Capacity. In the event that Viking notifies Corden in writing that Viking requires amounts of Product above the Binding Forecast plus Upside and above what Corden can supply using available capacity not contractually committed to other customers within the time frame required by Viking (and for avoidance of any doubt without limiting Corden’s obligations to use best efforts to timely Manufacture and supply amounts of Product above Binding Forecast plus Upside as set forth under Section 2.1), then in addition to and not in lieu or limitation of its other obligations under this Agreement Corden shall use commercially reasonable efforts to obtain additional Manufacturing capacity for the Manufacture and supply of Product for Viking (or Authorized Purchasers as may be required by Viking) by soliciting capacity contractually committed to other customers and using commercially reasonable efforts to agree with such customers to reallocate such capacity to meet Viking’s additional requirements for Product. In the event that Viking notifies Corden in writing that Viking shall, for a particular period within the Binding Forecast, require less Product than is set forth in the Binding Forecast (and without limitation of any of Corden’s other obligations to mitigate any losses under this Agreement or under Applicable Laws), Corden shall use commercially reasonable efforts to mitigate by offering any such excess Manufacturing capacity to other customers solely for such period. In each of the foregoing cases, in advance of Corden either soliciting capacity from other customers or offering capacity to other customers, the Parties will discuss the terms of such solicitations and offers that may be made by Corden. If not prohibited by Corden’s agreements with any customer (and to the extent that Corden cannot reasonably waive or obtain a waiver of such prohibition), Viking shall have the option to discuss and agree to terms for reallocating capacity directly with each such other customer, and if requested by Viking and otherwise subject to the Parties’ obligations of confidentiality as set forth herein, Viking may participate in Corden’s discussions with other customers pursuant to this Section 2.3.12.
2.3.13
Inventory Supplies. In addition to and not in lieu or limitation of Corden’s supply and other obligations and liabilities hereunder, Corden and Viking within [...***...] of the Effective Date shall discuss and agree upon reasonable inventory levels of Product to be established and maintained by Corden, including safety stock, to meet demand for the Product, which inventory levels shall take into account lead times for Manufacturing, price and procurement of Components, Manufacturing capacity, product stability and expiration dating. Such inventory of Product shall be utilized on a [...***...]. Furthermore and in addition to and not in lieu or limitation of Corden’s supply and other obligations and liabilities hereunder, Corden shall maintain a reasonable level of inventory of Components and other supplies required to Manufacture Product, based in part on forecasted amounts and in any event not less than a certain quantity or certain quantities of safety stock (such quantity or quantities to be based on the latest Forecast and to be further discussed and agreed upon in writing by the Parties within [...***...] of the Effective Date), so as to ensure against delays in supply of Product on account of the need for such Components and supplies. Such inventory of Components and other supplies shall be utilized on a [...***...]. If such inventory (not to exceed a certain quantity or certain quantities of safety stock based on the latest Forecast and to be further discussed and agreed upon in writing by the Parties within [...***...] of the Effective Date) is not utilized within [...***...] during the Term solely due to Viking’s breach of this Agreement (such inventory, “Excess Components”), then, in addition to and not in lieu or limitation of Corden’s other obligations and liabilities under this Agreement, Corden shall provide written notice of the same to Viking and Corden shall use best efforts to mitigate and minimize the quantity of Excess Components pursuant to this Section 2.3.13, including by (i) using such Excess Components for other customers to the extent that Viking agrees in advance in writing, (ii) returning and canceling orders for any such Excess Components including, to the extent that Viking agrees in advance in writing, subject to a cancelation, restocking or similar fee, (iii) reselling such Excess Components to Third Parties in good faith including at the full cost of such Excess Components or, to the extent that Viking agrees in advance in writing, at a discount, (iv) re-using, reselling or selling such Excess Components for scrap to the extent that Viking agrees in advance in writing, or (v) taking any other actions and measures reasonably requested by Viking. Following Corden’s use of best efforts to mitigate and minimize any Excess Components, Corden shall provide Viking with an itemized list and report and any other information necessary or reasonably requested by Viking to verify the amount of and the actual cost to Corden of any Excess Components remaining after such mitigation and minimization and to verify any applicable cancellation, restocking or similar fees and to verify the difference between, on the one hand, any discounted cost at which Excess Components were sold to a Third Party in a bona fide, arms-length transaction or were scrapped and, on the other hand, the actual cost to Corden of such Excess Components (such actual costs, fees and difference in cost, without markup and net of all discounts, rebates, adjustments or similar items, the “Post-Mitigation Costs”). Following Viking’s receipt, review and reasonable approval of such list, report and other information, Corden shall, at Viking’s election, (x) timely fulfill and deliver any remaining quantities of Excess Components that may be ordered by Viking or an Authorized Purchaser to the location(s) and by the delivery date(s) specified in the applicable purchase order(s), or (y)

destroy or otherwise properly dispose of any remaining quantities of Excess Components in a safe and environmentally responsible manner in accordance with Applicable Laws and provide to Viking a written certification of such destruction or other disposition. Upon delivery and reasonable acceptance of such remaining quantities of Excess Components and/or certification of destruction or other disposition of such Excess Components, Corden may invoice Viking for the Post-Mitigation Costs. Viking shall pay any undisputed amount of such invoice within [...***...] of Viking’s receipt of such invoice.
2.3.14
Supply Source. Corden shall Manufacture Product using the Manufacturing Facility. For the avoidance of any doubt, Corden shall bear all cost and expense in connection with the use, qualification, regulatory approvals, and any other similar costs and expenses of the Manufacturing Facility and Corden’s or its Affiliates’ other manufacturing capacity. Corden shall [...***...] of such Manufacturing (without Viking’s prior written consent in Viking’s sole discretion). Corden shall be solely responsible for providing and maintaining, at its own cost and expense, all Manufacturing facilities, plant and equipment, as well as utilities, Components and other supplies, required to Manufacture Product hereunder in accordance with the terms of this Agreement.
2.4
Storage.
2.4.1
Storage Obligation. Upon Corden’s receipt of API from any Corden API Party or from Viking or any other Third Party, Corden shall store and maintain the API in compliance with this Section 2.4 and with Section 2.4 of the API Manufacturing Agreement. In addition, Corden shall store and maintain all Components in compliance with this Section 2.4. Further, Corden shall store and maintain all Product and intermediates of Product in compliance with this Section 2.4.
2.4.2
Storage Standards. Corden shall store and maintain all API, Components and Product in compliance with Applicable Laws, the Purchase Order, any storage instructions included in the Specifications, any other reasonable instructions from Viking, the Warranty Criteria, and otherwise in an appropriate storage facility and under appropriate conditions, including that are adequate to prevent any loss, damage, adulteration, contamination or deterioration and to maintain the efficacy, sterility, shelf life and other quality of the API and Components until use in Manufacturing Product and of the Product until the receipt of such Product by Viking or an Authorized Purchaser. Without limiting the foregoing, any other terms or conditions of this Agreement or otherwise, Corden shall (i) store and maintain the API, Components and Product at the applicable Manufacturing Facility in a secure, safe and protected manner and environment, in accordance with the highest industry standards and best practices, and take all appropriate and sufficient measures and actions to secure, protect and maintain, and shall ensure the security, protection and maintenance of, the API, Components and Product; (ii) store and maintain all API and all Product, and Components that are used specifically for Viking, designated as requiring separate storage in the Component Specifications or otherwise reasonably designated by Viking, separately from any other materials and products including any materials and products for Corden or any of Corden’s other customers, and shall not move any of the foregoing API, Components and Product from the applicable Manufacturing Facility without Viking’s prior written consent to be given in Viking’s reasonable discretion; (iii) be responsible and liable in all respects for any loss, damage, adulteration, contamination or deterioration, or adverse effect on the efficacy, sterility, shelf life or other quality of or to all API, Components and Product; (iv) conduct, and to the extent and when requested by Viking allow Viking or a Third Party designated by Viking to conduct, inbound and outbound and periodic testing of all API, Components and Product sufficient to confirm efficacy, sterility, shelf life, other quality, and compliance with the Warranty Criteria (including compliance with the Specifications and Applicable Law); (v) provide the results of any testing and other information reasonably requested by Viking on the periodic basis or otherwise when reasonably requested by Viking; and (vi) upon notice by Viking, provide Viking or its agents, representatives or consultants with access to any storage facility(ies) during business hours to view and inspect the API, Components and Product, including as set forth in Section 5.7.
2.4.3
Storage Fee. Storage of API and Components shall be at no cost or expense to Viking under this Agreement. Storage of Product for up to [...***...] after release testing under Section 5.3 shall be at no cost or expense to Viking. In the event that storage of Product in excess of such [...***...] period is required, Corden shall store such Product at the Manufacturing Facility and, subject to Corden’s full compliance with this Section 2.4, Corden shall invoice Viking and Viking shall pay a mutually agreed storage fee for such Product (“Storage Fee”).
2.5
Shipment and Delivery. All Product shall be packaged and labeled as set forth in the applicable Specifications, SOW and/or Purchase Order and otherwise as instructed by Viking. Without limiting the generality of the foregoing, all Product containers shall be appropriately labeled with the name and presentation of the Product, Product quantity, date of manufacture, storage conditions, batch numbers, and SAP codes, and all packing slips for Product shall contain all applicable item and tracking numbers, Product quantity, shipment date and delivery address as specified in the applicable Purchase Order or otherwise specified in writing by Viking. Unless a different Incoterm is provided in the applicable Purchase Order provided by Viking to Corden pursuant to Section 2.2.3 or Section 2.3.7, delivery of Product by Corden to Viking under this Agreement shall be made DDP (Incoterms 2020) at such location designated by Viking in the shipping provisions of such Purchase Order and shall be shipped to such location for arrival on the Delivery Date(s). For delivery of the Product, Corden shall use a shipping company reasonably designated by Viking or, if no such shipper is designated, a reputable shipping company reasonably acceptable to Viking. Along with each shipment of Product, Corden shall provide to Viking at no additional cost or expense to Viking additional production samples of the Product and copies of completed batch records, Certificates of Analysis and Compliance, Final Release Testing Results, quality assurance disposition memoranda for release and other documentation required by the applicable Specifications and/or SOW, required by the Quality Agreement and/or reasonably requested by Viking for each batch or partial batch of Product (collectively, a “Release Documentation Package”), in each case prepared in conformance with GMP and other Applicable Laws and otherwise in a form reasonably acceptable to Viking.
2.6
Product Title and Risk of Loss. Title in and to the Product that is shipped and delivered pursuant to Section 2.5 shall pass from Corden to Viking upon delivery pursuant to Section 2.5 and Viking’s acceptance pursuant to Section 2.9, and risk of any loss or damage to such Product shall pass from Corden to Viking in accordance with the applicable Incoterm.

2.7
Notice and Mitigation. In addition to and not in lieu or limitation of any of Corden’s other obligations and liabilities and any of Viking’s rights and remedies under this Agreement or otherwise, immediately upon becoming aware of any actual or potential breach of Corden’s obligations under this Article 2, including any failure to deliver or delay in delivering any Product, Corden shall provide written notice to Viking and shall use commercially reasonable efforts to minimize and mitigate the same.
2.8
Bill of Materials. Subject to the Specifications, Corden shall provide to Viking a complete bill of materials (including, for the avoidance of doubt, all Components) for the Manufacture of Product hereunder, listing all materials required to Manufacture Product, the vendor from which such materials are to be purchased, the cost thereof and a secondary source or alternative vendor from which such materials can be obtained. Viking shall have a right of prior review and approval of such bill of materials, such approval not to be unreasonably withheld. In addition, and for the avoidance of any doubt, Viking may amend the Component Specifications pursuant to Section 4.1 to change the bill of materials including the applicable vendor or vendors for any materials. Corden shall notify Viking of any material changes to such bill of materials and provide an up to date bill of materials at least [...***...] (or more frequently upon reasonable request of Viking). Corden shall maintain a second source for all such materials required to Manufacture the Product including that each such second source is fully qualified in advance to supply conforming materials; provided, however, that if no such secondary source is available for a given material, the Parties shall reasonably agree upon a suitable level of safety stocks of such material to be inventoried for use in Manufacturing Product in accordance with the forecasted levels.
2.9
Product and Purchase Order Conformance; Acceptance and Rejection.
2.9.1
Viking may inspect and/or test any Product and inspect the Final Release Testing Results for the same upon receipt by Viking after delivery pursuant to Section 2.5 to determine whether such shipments of Product and the Product itself fully conform in all respects with and to the applicable Purchase Order and the Warranty Criteria. Subject to the remaining provisions of this Section 2.9, if Viking discovers any failure to conform in all respects with the applicable Purchase Order and the Warranty Criteria or any other adulteration or defects, then in addition to and not in lieu or limitation of any of Corden’s other obligations and liabilities and any of Viking’s other rights and remedies under this Agreement or otherwise, Viking may reject such Product within [...***...] of delivery to Viking in accordance with Section 2.5. If no such notice of rejection is given within such [...***...] period, Viking shall be deemed to have accepted such Product. For the avoidance of any doubt, Viking may inspect and test and reject by sample and on a batch-by-batch basis, may inspect by inspection of the Final Release Testing Results and otherwise the Release Documentation Package and, without limitation of any of Corden’s testing obligations or other obligations under this Agreement, may inspect and/or test by conducting or having a Third Party conduct additional testing at [...***...]’s cost and expense. For the further avoidance of any doubt, Viking’s inspection and/or testing of any Product upon receipt or failure to do so shall not affect Corden’s representations and warranties in Section 6.1 and Viking’s remedies in Section 6.2 or any other obligation or liability of Corden or right or remedy of Viking under this Agreement.

2.9.2
In the event Viking disputes whether Product supplied by Corden conforms to a Purchase Order placed for such Product pursuant to Section 2.2.3 or Section 2.3.7 with respect to amount, Viking shall provide notice to Corden within the applicable [...***...] period set forth in Section 2.9.1. In the case of any such non-conformity which results from delivery of less Product than ordered, Corden shall supply promptly to Viking such additional Product as is necessary to meet the amount ordered. Furthermore, if the amount of Product delivered by Corden is below [...***...] percent ([...***...]%) of the amount ordered under the Purchase Order, and without limiting any other obligations or liabilities of Corden or rights or remedies of Viking under this Agreement, Viking shall have the option of paying for the amount actually received in accordance with the provisions of Article 8 or rejecting the entire shipment. In the case of any non-conformity which results from delivery of more Product than ordered, Viking may elect either to (i) return to Corden, at Corden’s expense, any Product in excess of the amount of Product ordered, or (ii) accept any Product received in excess of the amount ordered as against future orders of Product and towards the Binding Forecast. In such case, Viking shall pay for the amount actually received and accepted unless otherwise agreed in writing by the Parties. Subject to Section 2.9.2(ii), Viking shall have no obligation to pay any amount to Corden greater than the amount corresponding to the lesser of either (a) the amount of Product ordered or (b) the amount of Product actually received.
2.9.3
If Viking rejects in whole or in part any shipment of Product or any Product itself under Section 2.9.1 because such shipment and/or the Product itself does not conform to the Warranty Criteria for any reason (except to the extent a non-conformity to the Warranty Criteria results from a defect or non-conformity in any Third Party API as and in the form delivered to Corden which defect or non-conformity was not and could not have been discovered by Inbound API Testing or testing of the Product under Section 5.3), Viking shall have no obligation to pay the Price therefor and, in addition to and not in lieu or limitation of any of Viking’s other rights or remedies under this Agreement or otherwise, at Viking’s option in its sole discretion, Corden shall: (i) as promptly as possible after Corden’s receipt of Viking’s notice of rejection and in no event later than [...***...] after such notice of rejection deliver to Viking in accordance with Section 2.5 conforming Product to replace the rejected Product (which Product may be accepted or rejected in accordance with this Section 2.9) at no additional cost or expense to Viking; (ii) as promptly as possible after Corden’s receipt of Viking’s notice of rejection and in no event later than [...***...] after such notice of rejection rework the rejected Product and deliver to Viking in accordance with Section 2.5 the reworked, conforming Product (which Product may be accepted or rejected in accordance with this Section 2.9) at no additional cost or expense to Viking; (iii) provide a credit to Viking in an amount equal to the full amount invoiced in connection with the rejected Product; or (iv) provide a refund to Viking for the full amount invoiced or paid in connection with the rejected Product. In addition to and not in lieu or limitation of the foregoing, Corden shall reimburse Viking for any costs, expenses, penalties or similar items incurred, owed, or paid by Viking as a result of any rejected Product, including transportation, handling, storage and similar costs and charges and late charges, penalties and similar costs and charges to manufacturers, licensees, distributors or resellers for the Product. For the avoidance of any doubt, the Purchase Order under which the non-conforming Product was provided, including any terminated Purchase Order, shall count towards Viking’s obligation under Section 2.3.6 to order the amounts of Product forecast in the Binding Forecast.

2.9.4
After Corden has manufactured a certain quantity of Product in the aggregate under this Agreement (such quantity to be discussed and agreed upon in writing by the Parties within [...***...] of the Effective Date), if Corden fails to deliver at least [...***...] percent ([...***...]%) of the amounts of Product ordered under a Commercial Purchase Order in full conformance with the Warranty Criteria and within [...***...] of the Delivery Date then, as a genuine estimate of the losses that would be suffered by Viking as a result of Corden’s failure to deliver Product in full conformance with the Warranty Criteria and the specified delays set forth in this Section 2.9.4, Corden shall immediately issue to Viking and Viking shall be entitled to liquidated damages in the form of a credit pursuant to Section 8.6 and in an amount equal to a percentage of the total Price of Product ordered under such Commercial Purchase Order (such credits, collectively, the “Performance Credits”), where such percentage equals:
(i)
[...***...] percent ([...***...]%) if the failure is fully cured within [...***...] after the Delivery Date;
(ii)
[...***...] percent ([...***...]%) if the failure is cured within [...***...] after the Delivery Date;
(iii)
[...***...] percent ([...***...]%) if the failure is cured within [...***...] after the Delivery Date; and
(iv)
[...***...] percent ([...***...]%) if the failure is cured within [...***...] after the Delivery Date (each such [...***...] period after each Delivery Date after Corden has manufactured the certain quantity of Product under this Agreement that is to be discussed and agreed upon in writing by the Parties as set forth in the first clause and parenthetical of this Section 2.9.4, the “Credit Period”).

The Parties hereby acknowledge and agree that (x) the Performance Credits will not be deemed to constitute a penalty; (y) the Performance Credits are believed to represent a genuine estimate of the losses that would be suffered by Viking as a result of Corden’s failure to deliver at least [...***...] percent ([...***...]%) of the amounts of Product ordered under a Commercial Purchase Order in full conformance with the Warranty Criteria during the Credit Period and that such losses would be difficult or impossible to calculate with certainty. For the avoidance of doubt, except specifically with respect to Corden’s failure to deliver at least [...***...] percent ([...***...]%) of the amounts of Product ordered under a Commercial Purchase Order in full conformance with the Warranty Criteria during the Credit Period for which the Performance Credits shall be the sole remedy of Viking during the Credit Period, nothing in this Section 2.9.4 is intended to limit, restrict, condition, or otherwise affect any of Corden’s obligations or liabilities or any of Viking’s rights or remedies under the Agreement or at law or in equity.

In addition to the foregoing, solely if Corden delivers at least [...***...] percent ([...***...]%) of the amounts of Product ordered under a Commercial Purchase Order in full conformance with the Warranty Criteria within [...***...] of the Delivery Date then, to the extent that Corden fails to deliver any remaining amounts ordered under a Commercial Purchase Order (such remaining amounts, for the avoidance of doubt, up to [...***...] percent ([...***...]%) of the amounts of Product ordered under the Commercial Purchase Order) in full conformance with the Warranty Criteria within [...***...] of the Delivery Date and provided that Corden uses best efforts to deliver such remaining amounts in full conformance with the Warranty Criteria as close to the original Delivery Date as possible, Corden shall have up to [...***...] from the original Delivery Date to deliver such remaining amounts in full conformance with the Warranty Criteria.

For purposes of this Section 2.9.4, Corden will not and will not be deemed to have failed to deliver Products that are not in full conformance with the Warranty Criteria under this Section 2.9.4 to the extent a non-conformity to the Warranty Criteria results from a defect or non-conformity in any Third Party API as and in the form delivered to Corden which defect or non-conformity was not and could not have been discovered by Inbound API Testing or testing of the Product under Section 5.3.

2.9.5
Pending resolution of any dispute regarding conformity of Product under this Section 2.9, Viking shall not be obligated to pay any invoice with respect to such Product.
2.10
Alternate Manufacturing Source. Viking shall have no obligation to Corden under this Agreement for, and shall have the right to Manufacture and/or have Manufactured and supplied by a Third Party, any of Viking’s and its Authorized Purchasers’ requirements for Product (i) to the extent that Viking does not have a commitment to order a certain minimum percentage of Viking’s and its Affiliates’ requirements under Section 2.1, (ii) to the extent that such requirements exceed or are forecasted to exceed the amount of Product Corden is obligated to Manufacture and supply as set forth in this Agreement, (iii) to the extent that Corden is unable to meet its Manufacturing and supply obligations under this Agreement for any reason other than a breach by Corden of its obligations to Manufacture and supply Product under this Agreement, including because of a Recall under Article 7 or an event of force majeure under Section 18.6, (iv) in the event of a breach by Corden of any of its obligations to Manufacture and supply Product under this Agreement (in addition to and not in lieu or limitation of any of Corden’s obligations and liability and Viking’s rights and remedies under this Agreement and at law or equity), and (v) in the event this Agreement expires or is terminated.

In the event of the occurrence of any event in subsection (i), (ii) or (v) (but solely with respect to the expiration of this Agreement or termination of this Agreement [...***...]), Corden shall: (i) promptly transfer to Viking and its alternate sources any Know-How and other Technology that is necessary or reasonably requested by Viking and specific to the Manufacturing of the Product and (ii) provide any reasonable assistance requested by Viking or its alternate sources in connection with the foregoing. In the event of the occurrence of any event in subsection (iii), (iv) or (v) (but solely with respect to any termination of this Agreement [...***...]), Corden shall (i) promptly transfer to Viking and its alternate sources any Know-How and other Technology used by Corden in connection with the Manufacturing of the Product and (ii) provide any assistance requested by Viking or its alternate sources in connection with the foregoing. The allocation of costs and expenses for the transfer of such Know-How and other Technology and Corden’s assistance shall be allocated as follows: (a) except as otherwise provided in this Agreement, [...***...] shall bear [...***...] costs and expenses for any such transfer and assistance due to the occurrence of an event of force majeure or other event under subsection (iii) or the expiration of the Agreement under subsection (v), (b) [...***...] shall pay for any reasonable costs and expenses actually incurred and paid by Corden for any such transfer and assistance due to the occurrence of any event in subsection (ii) or (v) (but solely with respect to the termination of this Agreement [...***...]and (c) [...***...] shall be responsible for all costs and expenses for any such transfer and assistance in all other cases. Any Know-How and other Technology that Corden transfers to Viking and its alternate sources under this Section 2.10 shall be treated as Corden’s Confidential Information and Viking shall enter into an agreement with its alternate sources that are consistent with the terms and conditions of Article 10 of this Agreement to protect the confidentiality of such transferred Know-How and other Technology.

2.11
API.
2.11.1
Consigned API. Viking may, in its sole discretion and upon providing written notice to Corden, consign to Corden any Third Party API and/or any API manufactured under the API Manufacturing Agreement that Viking elected to pay for thereunder (such API, “Consigned API”). As between the Parties, Viking at all times will hold title to and otherwise remain the sole owner of all Consigned API. To the maximum extent permitted under Applicable Laws, any Consigned API will be held in the care and custody for Viking by Corden as bailee subject to the terms and conditions of this Agreement. Upon Viking’s written request, Corden shall execute a security agreement and all other documents and agreements and perform all acts to the extent such acts cannot be performed by Viking, in each case, at [...***...]’s expense for any out of pocket charges and as reasonably necessary to grant and perfect a first priority security interest in the Consigned API and otherwise to protect Viking’s interest in the Consigned API, and Corden hereby irrevocably authorizes Viking at any time in any jurisdiction to file financing statements, other required public notices or the like in each of the foregoing cases that indicate the Consigned API as collateral and contain any other information required for the sufficiency and acceptance of any such financing statement, other public notice or the like. Corden shall clearly label all Consigned API as the property of Viking and store such Consigned API separately from other materials and products, and Corden and its Affiliates shall use the Consigned API solely for the benefit of Viking and not for any purpose other than for the Manufacture and supply of Products and otherwise Corden’s performance of its obligations under this Agreement. For the avoidance of any doubt, Corden shall handle, store and test Consigned API in accordance with all of the terms and conditions of this Agreement that are applicable to handling, storage and testing of any other API.
2.11.2
Inbound Testing of API. Without limitation of any of Corden’s other obligations and liabilities and any of Viking’s rights and remedies under this Agreement, the API Manufacturing Agreement or otherwise, upon Viking’s request Corden shall perform testing of API as and to the extent required by or set forth in the applicable Specifications (including, for the avoidance of any doubt, Testing Specifications), SOW, the Quality Agreement and/or this Agreement and otherwise as reasonably requested by Viking upon receipt of API from any Corden API Party or any other Third Party (“Inbound API Testing”); provided, that such Inbound API Testing requested by Viking under this Section 2.11 shall be at [...***...]’s reasonable cost and expense if the API is Third Party API (such reasonable costs and expenses to be discussed and agreed upon in more detail and in writing by the Parties within [...***...] of the Effective Date) or, if the API is not Third Party API, to the extent Corden already has completed such Inbound API Testing and provided the results to Viking as part of release testing under and in accordance with the API Manufacturing Agreement. Corden shall provide all results of such testing and related data to Viking. In addition to and not in lieu or limitation of any of Corden’s other obligations and liabilities and any of Viking’s other rights and remedies under this Agreement or otherwise, Viking shall have the remedies provided in Sections 2.9 and 6.2 of and otherwise in the API Manufacturing Agreement in the event any API manufactured or supplied by a Corden API Party fails Inbound API Testing. If Third Party API as and in the form delivered to Corden fails Inbound API Testing, then Corden shall (i) promptly inform Viking and provide any other information and data reasonably requested by Viking, (ii) sequester such API, (iii) use best efforts to minimize and mitigate the costs and expenses incurred in disposing of such API, and (iv) at Viking’s election and [...***...], (a) destroy such API and provide Viking a certificate of destruction in a form reasonably acceptable to Viking and signed by an authorized representative of Corden or (b) coordinate as may be reasonably requested by Viking to make such API available for return to, at Viking’s election, Viking or a Third Party designated by Viking.
ARTICLE 3

rEGULATORY mATTERS
3.1
As between Corden and Viking, Viking shall be responsible for obtaining and maintaining and shall own and control all Regulatory Approvals for the Manufacturing, marketing and sale of Product except for those Regulatory Approvals that are generally applicable to the Manufacturing Facility and other of Corden’s facilities or generally applicable to the manufacture of pharmaceutical products. Corden shall fully cooperate with Viking in preparing and maintaining all such Regulatory Approvals, including by validating the Manufacturing Process (including any changes made to the Manufacturing Process pursuant to this Agreement) as required for Regulatory Approvals and in accordance with Applicable Laws and the validation protocol(s) and timeline(s) set forth in the applicable Specifications, SOW, Quality Agreement or otherwise mutually agreed in writing by the Parties and by providing all data and information (including information and data related to the Manufacturing Process and any information and data required to be maintained or provided by Corden under Article 5 and Article 7) and assistance as may be necessary or useful for Viking to prepare and maintain any drug master files or similar files or otherwise for any Regulatory Approval or compliance with any Applicable Laws. Corden shall be responsible for and obtain and maintain any Regulatory Approvals and any other licenses, registrations, authorizations, permits, permissions, waivers, exemptions, clearances, variances, grants, issuances and other approvals from any Regulatory Authorities, all of the foregoing other than those for which Viking shall be responsible for obtaining and maintaining as set forth above. Unless required by Applicable Law, Corden and its Affiliates will have no contact or communication with any Regulatory Authority regarding the API or Product without the prior written consent of Viking. Corden will, to the extent permitted by Applicable Law, (i) notify Viking immediately, and in no event later than [...***...], after Corden receives any contact or communication from any Regulatory Authority relating in any way to the API or Product and will provide Viking with copies of any such communication within [...***...] of receipt of such communication by Corden; and (ii) consult with Viking regarding the response to any inquiry or observation from any Regulatory Authority relating in any way to the API or Product and will allow Viking at its discretion to control and/or participate in any further contacts or communications.

ARTICLE 4

PRODUCT Specifications and Amendments
4.1
The Parties shall cooperate to amend or supplement the Specifications to the extent necessary to comply with changes in any Applicable Laws or the requirements of any applicable Regulatory Authority. In addition to the foregoing sentence, Viking may amend the Specifications in writing from time to time. In the event any change to the Specifications for any Product pursuant to this Section 4.1 requires a material increase in cost or a material change to the supply schedule for the Manufacture of Product (including as such defined term would be amended) under this Agreement, Viking and Corden shall discuss in good faith and agree on an equitable adjustment to Price and/or schedule, as appropriate; provided, that Viking may withdraw any request for such an amendment to the Specifications in light of any resulting cost increase and/or delays in supply.
ARTICLE 5

QUALITY CONTROL
5.1
Compliance by Corden. Corden shall remain in compliance with all Applicable Laws at all times during the Term and, without limiting the generality of the foregoing, shall (i) establish, maintain and implement a quality control program (including processes and procedures for release) for the Product consistent with GMP and any other applicable requirements of all applicable Regulatory Authorities and (ii) maintain and enforce health, environmental, and safety procedures for the handling and Manufacture of Product that comply in all respects with all Applicable Laws.
5.2
Quality Agreement. Within [...***...] of the Effective Date, the Parties shall negotiate in good faith and execute a quality agreement covering the Manufacture and any storage of Product hereunder with terms and conditions and in form and substance substantially the same as Viking’s then-standard quality agreement (the “Quality Agreement”).
5.3
Testing.
5.3.1
Testing by Corden. Corden shall conduct testing, in accordance with Sections 2.4.2, 2.11, this Section 5.3 and otherwise this Agreement and the Quality Agreement, of all Product Manufactured or supplied for or delivered to Viking or any Authorized Purchaser under this Agreement for efficacy, sterility, shelf life, other quality, compliance with the Specifications, and compliance with all other Warranty Criteria. In addition to and not in lieu or limitation of Corden’s obligations under Section 2.4.2 and Section 2.11, Corden will perform the testing in the foregoing sentence and any other testing that is usual and customary for final release testing or reasonably requested by Viking for final release testing (all of the foregoing, “Final Release Testing”) prior to delivery of Product and provide the results of such Final Release Testing (the “Final Release Testing Results”) as part of the Release Documentation Package. Corden shall not deliver to Viking or any Authorized Purchaser any Product that does not demonstrate conformance in accordance with such tests and all Warranty Criteria. Upon Viking’s request, Corden shall provide to Viking validated analytical methods useful in analyzing Product and shall assist Viking in obtaining and validating such methods. Corden shall retain a sufficient amount of Product to perform at least [...***...] quality control testing including as required by Applicable Laws. If and to the extent Viking instructs Corden in writing, then Corden shall, at [...***...]’s reasonable cost and expense, promptly deliver to Viking or any Third Party testing provider designated by Viking additional production samples of Product and/or any additional Release Documentation Packages in accordance with Viking’s instructions.
5.3.2
Release Testing Failure Due to API. In addition to and not in lieu or limitation of any of Corden’s other obligations and liabilities and any of Viking’s other rights and remedies under this Agreement or otherwise, if Product fails release testing or otherwise is found to be defective or non-conforming to any Warranty Criteria and such failure, defect or non-conformity is due to defective or non-conforming API that was manufactured or supplied by a Corden API Party, then Viking shall have all applicable remedies as provided in Sections 2.9 and 6.2 of the API Manufacturing Agreement and as otherwise provided in the API Manufacturing Agreement or this Agreement. If Product fails release testing and such failure is solely due to Third Party API as and in the form delivered to Corden having a latent defect that existed at the time of delivery to Corden that was not and could not have been discovered by any Inbound API Testing in accordance with this Agreement, then Corden shall (i) promptly inform Viking and provide any other information and data reasonably requested by Viking, (ii) sequester the Product that includes such API, (iii) use best efforts to minimize and mitigate the costs and expenses incurred in disposing of such Product and Manufacturing replacement Product, and (iv) at Viking’s election and [...***...], rework such Product to the extent possible including by (a) coordinating as may be reasonably requested by Viking to make the defective or non-conforming API available for return to, at Viking’s election, Viking or a Third Party designated by Viking and (b) reworking the Product with conforming API such that the reworked Product passes release testing and otherwise conforms to all Warranty Criteria.
5.4
Information.
5.4.1
Data Verification and Reports. Upon request, Corden will supply on a[...***...] or other reasonably requested basis all Data and reports related to the Product in its control, including release test results, complaint test results and all other results of any other testing or investigations (including in or for Manufacturing, testing and storage) that Viking reasonably requires in order to complete any filing for Regulatory Approval and/or for any Regulatory Authority, including any annual report to be submitted to the FDA under Title 21 of the United States Code of Federal Regulations, Section 314.81(b)(2). Any additional Data or report requested by Viking beyond the scope of GMP and customary FDA, EMEA or other Regulatory Authority requirements will be subject to an additional reasonable fee to be agreed upon between Corden and Viking.
5.4.2
Standard Operating Procedures. Corden will, upon request, provide to Viking all standard operating procedures of or utilized by Corden relevant to the Manufacture of Product. During the Term, Corden shall not, without Viking’s prior written consent, make any changes to such standard operating procedures that reasonably may be expected to result in a change to the Manufacturing Process as described in the regulatory documents for API or Product.

5.4.3
Other Data and Information. Corden will supply to Viking, including for use by Viking and its Affiliates and its and their licensees, sublicensees, contractors, distributors, resellers, and other similar Third Parties such other Data and information related to the Manufacture of Product as Viking may from time to time reasonably request, including, but not limited to, information in support of filings, if any, with Regulatory Authorities or in response to questions from Regulatory Authorities, in any way concerning the Manufacture of Product.
5.5
Approval for Manufacturing Changes. Corden shall not change any materials (including, for the avoidance of doubt, any Components), equipment or methods of production or testing for Product without Viking’s prior written approval. Subsequent to Viking’s prior written approval, Corden may then make those changes in such materials, equipment or methods of production required by and consistent with Applicable Laws and Regulatory Approvals. Under no circumstances will Corden contract out any part of the Manufacturing or testing of Product to a Third Party without the prior written approval from Viking. Any such subcontracting must be pursuant to agreements containing applicable terms and conditions of this Agreement (and which are otherwise subject to and consistent with this Agreement) and such agreements shall be subject to Viking’s prior written approval, not to be unreasonably withheld.
5.6
Manufacturing Process.
5.6.1
Manufacturing Process Development. Notwithstanding anything to the contrary herein or otherwise, to the extent the Manufacturing Process is not complete and specified in the applicable Specifications and/or SOW as of the Effective Date or a change in the Manufacturing Process is required under Applicable Law or a Regulatory Approval or for Regulatory Approval, the Parties shall develop and agree upon such Manufacturing Process for inclusion in such Specifications and/or SOW as follows: (i) upon Corden’s reasonable request, Viking shall provide additional specifications or functional requirements that are not already included in the Specifications and that are necessary for developing the Manufacturing Process; (ii) Corden shall develop, test and validate the Manufacturing Process as required for Regulatory Approvals, in accordance with Applicable Laws and in accordance with any protocol(s) and timeline(s) set forth in the applicable Specifications and/or SOW, Quality Agreement or otherwise mutually agreed in writing by the Parties; and (iii) upon Regulatory Approval of the Manufacturing Process and subject to Viking’s prior written approval (not to be unreasonably withheld), and without limitation of any of Corden’s other obligations and liabilities and any of Viking’s rights and remedies under this Agreement or otherwise, Corden shall strictly adhere to the Manufacturing Process and the applicable Specifications and/or SOW shall be promptly amended to include such Manufacturing Process. Notwithstanding anything to the contrary herein or otherwise, Corden shall be solely responsible and liable for the Manufacturing Process.
5.6.2
Process Events and Out of Process Steps. If any process event occurs during the Manufacturing of any batch or partial batch of Product, which event is likely to affect the safety, efficacy, regulatory status or Regulatory Approval of such Product, then Corden shall promptly notify Viking in writing of the occurrence of such event. Viking and Corden shall consult with each other as to the disposition of all affected batches or partial batches of such Product. Corden agrees to report to Viking, on [...***...] basis, any atypical process events that are unlikely to affect the safety, efficacy, regulatory status, or Regulatory Approval of the Product. Further, on [...***...] basis and to the extent of its knowledge, Corden agrees to provide

Viking with written notice of any out of process steps which occur in the Manufacture of Product. No Product may be reworked unless Viking agrees in writing thereto and the rework procedure is in conformity with the applicable Regulatory Approvals or other guidelines of the Regulatory Authority in the country or countries designated in writing by Viking in its sole discretion where the Product is being or is intended to be sold. For the avoidance of any doubt, this Section 5.6.2 is not intended to limit any of Corden’s other obligations and liabilities and any of Viking’s rights and remedies under this Agreement or otherwise.
5.7
Inspection by or for Viking. As provided in the Quality Agreement and upon at least [...***...] prior written notice, and, subject to the next sentence, no more than [...***...] during the Term, or more frequently as permitted by the Quality Agreement, Corden will permit (or, if applicable, obtain permission for) [...***...] (or such other number of Persons agreed to by Corden) Viking representatives (which may include representatives of Viking’s Affiliates and any of their respective agents or consultants) who are subject to confidentiality obligations no less stringent than the confidentiality obligations set forth in this Agreement, to conduct, during normal business hours during the Term and in a manner that does not unreasonably interfere with Corden’s business, quality assurance audits and inspections of Corden’s records, the Manufacturing Facility, the manufacturing lines at the Manufacturing Facility and any other manufacturing line and facility used by Corden (or, if applicable, by any Third Party contractor of Corden) in the Manufacture of Product and any storage of Product, API and Components to the extent reasonably necessary or advisable to verify compliance with this Agreement and/or any regulatory requirements and other Applicable Laws to which Viking is subject and which are applicable to the Manufacture, storage, importation, marketing, sale, or use of Product and, as applicable, API and Components. Notwithstanding the foregoing, (i) any preparatory audits conducted in preparation for an approval inspection by a Regulatory Authority may be conducted in addition to the foregoing audit and (ii) Viking may conduct additional audits more frequently than [...***...] in the event any audit conducted by Viking (and with respect to which Viking has provided a copy of the audit findings to Corden) or an audit by a Regulatory Authority reveals a material compliance deficiency. The costs and expenses of Corden (and, if applicable, Third Parties engaged by Corden) in participating in any audit under this Section 5.7 will be borne by [...***...]. All other costs and expenses of any audit shall be borne [...***...] unless the audit reveals any material non-compliance with this Agreement and/or any regulatory requirements or other Applicable Laws to which Viking is subject and which are applicable to the Manufacture, storage, importation and marketing of Product and, as applicable, API and Components, in which case all costs and expenses of such audit shall be borne [...***...]. Viking agrees to require each of its representatives at the Manufacturing Facility and, if applicable, Corden’s other Manufacturing or storage facilities to comply with posted policies or other written policies of Corden of which Viking is made aware, in each case to the extent policies are in compliance with Applicable Laws.
5.8
Viking Employees On-Site. Viking will have the right to have up to [...***...] employees or other representatives who are subject to confidentiality obligations no less stringent than the confidentiality obligations set forth in this Agreement on site to observe the critical steps of the Manufacture of Product for a mutually agreed number of batches in the location at which the Manufacture of Product is being performed during Corden’s normal business hours or at such other reasonable time(s) as Corden may agree to upon the request of Viking, such agreement not to be unreasonably withheld, conditioned, or delayed by Corden. Viking agrees to require each of its employees on site to comply with posted policies or other written policies of Corden of which Viking is made aware, in each case to the extent such policies are in compliance with Applicable Laws.
5.9
Government Inspection. Corden agrees to advise Viking by telephone and email immediately of any proposed or announced visit or inspection, and as soon as possible but in any case within [...***...] after any unannounced visit or inspection, by any Regulatory Authority of any facilities used by Corden in the performance of its obligations under this Agreement, including the processes or procedures used at such facilities in the Manufacture of Product or any storage of Product, API and Components. To the extent practicable, Viking may have a representative present during any such inspection. Corden shall provide Viking with a reasonable description in writing of each such visit or inspection promptly (but in no event later than [...***...]) thereafter, and with copies of any letters, reports or other documents issued by any such Regulatory Authority that relate to Product or such facilities, processes or procedures. Viking may review Corden’s responses to any such reports and communications, and, if practicable, and, insofar as timely received, Viking’s comments, views and requests shall be taken into account prior to submission of such reports and communications to the relevant Regulatory Authority. Corden shall notify Viking promptly following any communication with or received from any Regulatory Authority regarding the Manufacture of Product or any storage of Product, API and Components, together with a copy of any such communications as are written and a summary of any other such communications.
5.10
Records and Retained Samples. Corden will maintain all records, documentation, Data, and other materials that are necessary to comply with all Applicable Laws and/or that are obtained or generated by Corden in the course of the Manufacture of Product and shipment under this Agreement, including all reference standards, retained samples of Product and key intermediates, and computerized records and files (the “Records”) in a secure area reasonably protected from fire, theft and destruction for the longer of (a) [...***...] after completion of the applicable Purchase Order under which such Records were generated, or (b) [...***...] past the last expiration date of Product supplied under this Agreement, or, in each case, such longer period as is required by Applicable Law (the “Retention Period”). At the end of the Retention Period, all Records will, at Viking’s option and request, either be (i) delivered to Viking or to its designee in such form as is then currently in the possession of Corden, (ii) retained by Corden, at [...***...]’s cost, until further disposition instructions are received, or (iii) disposed of, at the direction and written request of Viking. In no event will Corden dispose of any Records without first giving Viking a reasonable opportunity to have the Records transferred to Viking. While in the possession and control of Corden, Records will be available during audits or at other mutually agreed to times for inspection, examination, review or copying by Viking and its representatives; provided, however, that Corden may exclude or redact from such Records any confidential or proprietary information of Third Parties. Notwithstanding anything in this Section 5.10 to the contrary, Corden may retain copies of any Records as necessary to comply with Applicable Law, regulatory requirements or its obligations under this Agreement, subject to the obligations of confidentiality of Corden under this Agreement.
5.11
Environmental and Other Laws and Regulations. In carrying out its obligations under this Agreement, Corden shall comply with all applicable environmental and health and safety laws and regulations and all other Applicable Laws at its sole cost and expense, and shall be solely responsible and liable for determining how to comply with the same in carrying out these obligations. Notwithstanding the foregoing, nothing provided to Corden by Viking, by way of materials, specifications, processing information or otherwise, is meant to diminish Corden’s responsibility for such compliance. Corden shall prepare, execute, obtain and maintain, and it hereby represents and warrants that it has obtained and shall maintain, all necessary licenses, registrations, authorizations, permits, permissions, waivers, exemptions, clearances, variances, grants, issuances and other approvals from any Regulatory Authorities (except for Regulatory Approvals for the Product obtained by Viking or the Regulatory Approvals owned or controlled by Viking pursuant to Section 3.1) required to perform the Manufacture of Product under this Agreement, including licensure and permitting of its Manufacturing facilities by the applicable Regulatory Authorities. Corden also represents and warrants that it has the appropriate skills, personnel and equipment necessary to perform its obligations under this Agreement in compliance with all applicable environmental and health and safety laws. Corden shall as promptly as practicable notify Viking, in writing, of any circumstances, including the receipt of any notice, warning, citation, finding, report or service of process or the occurrence of any release, spill, upset, or discharge of hazardous substances relating to Corden’s compliance with this Section 5.11 and which relates to the Manufacture of Product. Subject to conditions of confidentiality under Article 10, Viking reserves the right to conduct an environmental inspection of Corden’s facility, at reasonable intervals during normal business hours and with reasonable advance notice, for the purpose of determining compliance with this Section 5.11. Viking shall use commercially reasonable efforts to have the environmental inspection provided for in this Section 5.11, and the results of any such inspection, protected under the attorney-client privilege and, upon Corden’s written request, Viking shall share the results of any such environmental inspection with Corden. Such inspection, if it occurs, does not relieve Corden of its obligation to comply with all Applicable Laws, including, but not limited to, any applicable environmental and health and safety laws, and does not constitute a waiver of any right otherwise available to Viking. Without limiting the generality of the foregoing and for the avoidance of any doubt, the generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated by or on behalf of Corden in connection with the Manufacture of Product will be the responsibility of Corden, at the cost and expense of Corden, and without limiting other legally applicable requirements, Corden will prepare, execute and maintain as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under Applicable Laws.
ARTICLE 6

Product REPRESENTATIONS AND WARRANTIES
6.1
Product Warranty. Corden represents and warrants that all Product Manufactured and supplied by Corden under this Agreement shall (i) comply in all respects with the Specifications and be free from defects, (ii) have been Manufactured, stored, shipped and delivered in compliance with the Specifications, the applicable Purchase Order, Viking’s instructions, applicable Regulatory Approvals, all Applicable Laws and all terms and conditions of this Agreement, (iii) have been Manufactured using Components that conformed to the applicable Component Specifications, (iv) not be adulterated or misbranded under any Applicable Laws, (v) have expiration dating as provided in the Specifications and Regulatory Approvals, have a remaining shelf life of not less than a certain number of [...***...] (such number of [...***...] to be discussed and agreed upon in writing by the Parties within [...***...] of the Effective Date) beyond such expiration dating (or, if longer, [...***...] beyond the applicable shelf life set forth in any Regulatory Approval or designated by any Regulatory Authority), and continue to meet the requirements of subsections (i) through (iv) above throughout such remaining shelf life, and (vi) be accompanied by a Release Documentation Package prepared in conformance with this Agreement, GMP and other Applicable Laws and otherwise in any form reasonably designated in advance by Viking (collectively, “Warranty Criteria”).
6.2
Product Warranty Remedy. In the event any non-conformity to the Warranty Criteria is discovered with respect to any Product, Viking may issue a notice of non-conformity to Corden and Corden will cooperate with Viking and conduct a good faith analysis and, if applicable, testing of the Product to determine the root cause of such non-conformity. Except to the extent a non-conformity to the Warranty Criteria results from a defect or non-conformity in any Third Party API as and in the form delivered to Corden which defect or non-conformity was not and could not have been discovered by Inbound API Testing or testing of the Product under Section 5.3, and in addition to and not in lieu or limitation of any of Viking’s other rights or remedies under this Agreement or otherwise, at Viking’s option in its sole discretion, Corden shall: (i) as promptly as possible after Corden’s receipt of Viking’s notice of non-conformity and in no event later than [...***...] after such notice of non-conformity deliver to Viking in accordance with Section 2.5 conforming Product to replace the non-conforming Product (which Product may be accepted or rejected in accordance with Section 2.9) at no additional cost or expense to Viking; (ii) as promptly as possible after Corden’s receipt of Viking’s notice of non-conformity and in no event later than [...***...] after such notice of non-conformity rework the non-conforming Product and deliver to Viking in accordance with Section 2.5 the reworked, conforming Product (which Product may be accepted or rejected in accordance with Section 2.9), at no additional cost or expense to Viking; (iii) provide a credit to Viking in an amount equal to the full amount invoiced in connection with the non-conforming Product (including, if applicable, any Storage Fee); (iv) provide a refund to Viking for the full amount invoiced or paid in connection with the non-conforming Product (including, if applicable, any Storage Fee); and (v) in addition to and not in lieu or limitation of the foregoing, reimburse Viking for any costs, expenses, penalties or similar items incurred, owed, or paid by Viking as a result of any non-conforming Product, including transportation, handling, storage and similar costs and charges and late charges, penalties and similar costs and charges to manufacturers, licensees, distributors or resellers for the Product.
ARTICLE 7

ADVERSE EVENTS; RECALL
7.1
Adverse Event Reporting. Corden shall promptly notify Viking in writing upon its receipt of (i) any information concerning any potentially serious or unexpected side effect, injury, toxicity or sensitivity reaction or any unexpected incidence or other Adverse Event and the severity thereof associated with the clinical uses, studies, investigations, tests, commercial uses and marketing of the Product, whether or not determined to be attributable to the Product, and (ii) any information regarding any pending or threatened action which may affect the safety or efficacy claims of the Product or the continued marketing of the Product in any nation or jurisdiction. Corden shall notify Viking’s responsible drug safety department by telephone and email within [...***...] after Corden first becomes aware of any Adverse Event that gives cause for concern or is unexpected or that is fatal, life-threatening (as it occurred), permanently disabling, requires (or prolongs) in-patient hospitalization, represents a significant hazard, or represents an overdose, or any other circumstance that might necessitate a Recall, expedited notification of any relevant Regulatory Authorities or a significant change in the label of the Product, including any deviation from the specified environmental conditions for shipping or storage of the Product. To the extent that Viking becomes aware of any Adverse Event that appears to be related to the Manufacture of Product, Viking shall notify Corden in writing within [...***...] after Viking becomes aware of such Adverse Event. Each Party shall make such reports as are necessary to comply with Applicable Laws [...***...]. Further, in the event a Party (or any of its Affiliates) receives a communication or directive from a Regulatory Authority commencing or threatening seizure of Product, or other removal from the market of Product, such Party shall transmit such information to the other Party by telephone and email within [...***...] of receipt. Corden shall refer any calls, inquiries or complaints regarding Product (or Adverse Events relating thereto) to Viking.
7.2
Notification and Recall Procedures. If either Party determines that an event, incident or circumstance has occurred which may reasonably result in the need for a Recall, such Party shall promptly notify the other Party thereof. Notification to the applicable Regulatory Authority, such as the FDA or EMEA, and compliance with Applicable Laws in conducting such Recall, shall be the responsibility of [...***...]. [...***...] shall cooperate with [...***...] in connection with any such Recall. In addition, regardless of whether Corden had any responsibility for such Recall, Corden shall exchange information with Viking and conduct an analysis to promptly determine the root cause of the failure that caused such Recall and will deliver to Viking a written assessment of such failure upon Viking’s request and an interim or final written failure report (including details of the suspected root cause and the scope of affected Product, among other information as may be requested by Viking) within [...***...] of Viking’s request. Further, as promptly as possible and no later than [...***...] of Viking’s request, Corden will prepare a corrective action plan which shall (i) be sufficient to identify and correct the failure and for the Manufacture of replacement conforming Product as promptly as possible, (ii) without limiting the generality of the foregoing, detail the proactive and reactive steps necessary to remedy the failure in shipped Product, as applicable, as well as Product not yet shipped, the quantity of Product affected or potentially affected, the geographic dispersion of the affected Product, and the steps to be taken by Corden to fully and completely remedy the failure and the schedule for such corrective action, including the use of additional Manufacturing capacity for replacement Product, and (iii) otherwise be acceptable to Viking. In addition to and not in lieu or limitation of its other obligations, Corden shall fully and timely implement such corrective action plan and otherwise provide a prompt, aggressive, and complete response to any Recall.
7.3
Recall Expense. [...***...] shall bear the full cost and expense incurred by either Party or otherwise in connection with any Recall to the extent resulting from [...***...] and [...***...] shall bear the full cost and expense incurred by [...***...] or otherwise in connection with any Recall to the extent resulting from [...***...]. Such Recall expenses shall include the expenses of notification and destruction or return of the recalled Product, the sum paid by a Third Party for the recalled Product and, for the avoidance of any doubt, any other steps in the preparation and implementation of the corrective action plan. Without limitation of the foregoing or any of Corden’s other obligations and liabilities and any of Viking’s rights and remedies under this Agreement or otherwise, if the Recall results from a breach by Corden of Corden’s obligations or warranties under this Agreement, Corden shall further reimburse Viking for (i) any amounts paid to Corden by Viking in purchase of such Product (and any API included in such Product) that either is recalled or cannot be shipped by Viking due to the condition requiring the Recall, and (ii) all liabilities incurred by Viking by virtue of being unable to meet its supply obligations to Third Parties.
ARTICLE 8

COMPENSATION; PAYMENT
8.1
Price. The Parties hereby agree that the price for the Product Manufactured and supplied by Corden under this Agreement shall not exceed the price determined pursuant to this Section 8.1 and as and to the extent set forth in any applicable SOW. Within [...***...] of the Effective Date, (i) the Parties will discuss and agree upon in writing any [...***...] to this Agreement, (ii) Corden will provide information regarding and review and confirm the cost to Corden of any Components for the Products, (iii) the Parties will discuss and agree upon in writing whether any of the prices listed in Exhibit B need to be adjusted for the cost of Components and/or can be reduced further from the prices listed in Exhibit B to this Agreement, and (iv) the Parties will discuss and agree upon a reasonable basis for converting and convert the prices in Exhibit B of this Agreement from [...***...], all of the foregoing (i) through (iv) in good faith and reasonably. Upon the Parties’ agreement for the [...***...], and to the extent that the Parties agree that [...***...] need to be adjusted for the cost of Components and/or can be reduced further, Exhibit B shall be and shall be deemed to be amended as so agreed by the Parties (including, for the avoidance of any doubt, so that the prices are stated in U.S. Dollars). Not later than [...***...], Corden shall provide Viking with all direct and indirect costs of Components and any other cost information reasonably requested by Viking (such information not to be unreasonably withheld by Corden after discussing the request in good faith with Viking). The Parties promptly thereafter shall commence to negotiate in good faith and agree upon not less than [...***...] for the Product excluding [...***...] which agreed-upon [...***...] shall [...***...]. Such [...***...] of the Product for any Product in which the API is Consigned API and the [...***...] for any Product in which the API is not Consigned API (in each such case, the “Price”). The Price shall include [...***...]. Corden shall separately itemize on the applicable invoice for any Product delivered and Viking shall reimburse Corden for any [...***...] paid by Corden and not included in the pricing under subsection (ii) above, unless expressly provided otherwise. To the extent that [...***...] set forth in any SOW or in Exhibit B hereto, the applicable [...***...] shall be determined based on [...***...].
8.2
Price Reduction. Corden will use best efforts throughout the Term to identify opportunities for potential cost reductions in the Manufacture and supply of Product, including process enhancements and the selection of alternative Components and other materials and/or alternative suppliers of any Components and other materials for the Manufacture of Product hereunder, to reduce the Price as much as possible and in any event such that the per-unit Price of Product (not including the API Price) shall be no greater than certain dollar amount targets for each Product (each such dollar amount target as set forth in more detail in Exhibit B) by or before the time that Viking and its Authorized Purchasers have ordered certain associated quantities of each respective Product in the aggregate during the Term (each such associated quantity as set forth in more detail in Exhibit B). In addition to the foregoing, in the event that either Party identifies a cost reduction opportunity, then the Parties in good faith will discuss and mutually agree on the reasonable cost to Corden of implementation of such cost reduction and the extent to which Corden and/or Viking shall bear the cost of implementation of such cost reduction. (a) If the Parties mutually agree that Viking will bear the cost of implementation, then Corden shall pass through [...***...] percent ([...***...]%) of the resulting cost reduction to Viking through a reduction in the Price per unit of any Product ordered after implementation, (b) if the Parties mutually agree that Corden will bear the cost of implementation, then Corden shall retain [...***...] percent ([...***...]%) of such cost reduction until the earlier of (1) [...***...] after implementation and (2) the delivery of [...***...] of Product after implementation [...***...] to be discussed and agreed upon in writing by the Parties within [...***...] of the Effective Date) and then Corden shall pass through [...***...] percent ([...***...]%) of the resulting cost reduction to Viking through a reduction in the Price per unit of any Product ordered thereafter, and (c) if the Parties mutually agree to share the cost of implementation, then (1) Corden shall pass through a percentage of such cost reduction equal to the percentage of [...***...] and (2) Corden shall retain a percentage of such cost reduction equal to the percentage of [...***...] until the earlier of (x) [...***...] after implementation and (y) the delivery of [...***...]t after implementation [...***...] to be discussed and agreed upon in writing by the Parties within [...***...] of the Effective Date) and then Corden shall pass through [...***...] percent ([...***...]%) of the resulting cost reduction to Viking through a reduction in the Price per unit of any Product ordered thereafter. For the avoidance of any doubt, any implementation of any cost reduction shall be subject to Viking’s approval on a case-by-case basis including as set forth in Section 5.5.
8.3
Price Adjustment. Within [...***...] of the Effective Date and thereafter on [...***...], (i) to the extent that the overall price of all Components in the aggregate for a unit of Product has increased within such [...***...] or as of [...***...] compared to [...***...], respectively, then Corden may pass through such incremental cost increase to Viking in the Price per unit for any Purchase Orders for such Product issued after the Parties’ discussion as provided below; and (ii) if a certain wage index or certain wage indices (such wage index or wage indices to be discussed and agreed upon in writing by the Parties within [...***...] of the Effective Date) have increased by more than [...***...] percent ([...***...]%) within such [...***...] or as of [...***...] compared to [...***...], respectively, then Corden may pass through such incremental cost increase to Viking in the Price per unit of Product for any Purchase Orders for such Product issued after the Parties’ discussion as provided below. Prior to any increase in the Price going into effect, Corden will provide written notice to Viking of the increase in the price of Components and/or the increase in the applicable wage index and shall provide reasonable proof of the same, and the Parties shall discuss in good faith such increase(s) and the specific effect on the Price.
8.4
Invoices; Payment Due Date. Corden shall promptly invoice Viking for the Price of Product Manufactured and supplied by Corden in accordance with this Agreement only upon [...***...]. Additionally, upon the closing of each [...***...], Corden shall promptly invoice Viking for the [...***...]. To the extent the Price and/or the Storage Fee are based on cost or other factors or variables, Corden’s invoices shall contain such details regarding cost and/or other factors or variables as reasonably necessary to calculate such Price and/or Storage Fee and verify the components thereof (as applicable), together with any additional details required to be reported including under the applicable SOW, Exhibit A to the API Manufacturing Agreement, otherwise under this Agreement or the API Manufacturing Agreement or as reasonably requested by Viking. Payment of all invoices under this Agreement shall become due [...***...] after receipt thereof by Viking, unless otherwise agreed by the Parties in writing. Notwithstanding the foregoing, Viking shall not be obligated to pay for any Product supplied or invoiced hereunder unless and until such Product is accepted in accordance with Section 2.9 and otherwise the successful completion of all applicable release testing including in accordance with Section 5.3 of this Agreement.
8.5
Credit for Prepayment for API. To the extent that the API Price is included in the Price in any invoice issued by Corden, Viking shall receive and Corden shall provide a credit against each such invoice equal to [...***...] percent ([...***...]%) of the aggregate API Price in each such invoice until such credits in the aggregate equal the amount of the Prepayment Balance (as defined in the Prepayment Agreement as in turn defined in the API Manufacturing Agreement) as more fully set forth in the Prepayment Agreement.
8.6
Other Credits. Except as set forth in Section 8.5, any credits due to Viking will be applied on the next invoice against amounts then due and owing or, at Viking’s option, refunded immediately upon notice. If any credit is due to Viking after the termination or expiration of this Agreement, Corden will pay the amount of the credit to Viking within [...***...] after the credit accrues.
8.7
Form of Payment; Late Payments. Each Party shall make all payments and provide all credits due the other Party under this Agreement in U.S. Dollars (or converted thereto in accordance with the foreign exchange rate published in the Wall Street Journal for the purchase of the applicable currency on the last day of the applicable period in which such amount was billed or invoiced) by wire transfer of immediately available funds to such account notified by the receiving Party from time to time to the paying Party in writing.
8.8
Taxes. Any deductions, withholdings or taxes that Viking is required by Applicable Law to withhold with respect to the amounts payable under this Agreement shall be deducted from such amounts, and Viking shall furnish Corden, at Corden’s request, with a copy of the certificate or other documentation evidencing the payment to applicable tax authorities of the deducted, withheld or taxed amount.
ARTICLE 9

Books and RECORDS, AUDIT RIGHTS and GOVERNANCE
9.1
Corden Records and Viking Audit Rights. Corden shall keep and maintain complete and accurate books and records in sufficient detail so as to enable verification of all payments and monies due and payable by Viking under this Agreement. Corden shall maintain such books and records for a period of not less than [...***...] following [...***...] to which the records pertain. Corden shall permit such books and records to be examined at Corden’s premises by an independent certified public accountant selected by Viking and reasonably acceptable to Corden, such acceptance not to be unreasonably withheld or delayed; provided that no more than [...***...] such examinations may be conducted by or on behalf of Viking in any [...***...]. Each and any such examination shall be conducted during Corden’s normal business hours and only after [...***...] prior written notice to Corden. In performing the examination, the independent certified public accountant shall consult with the Parties as he/she deems appropriate. Corden shall promptly reimburse Viking for any amounts overpaid and in addition if the amounts overpaid are greater than [...***...] the fees of the independent certified public accountant and other costs and expenses of the audit.
9.2
Operational Committee. Within [...***...] of execution of the Agreement, the Parties will form an operational committee (the “Committee”) subject to the following terms and conditions:
9.2.1
The Committee will consist of up to three (3) representatives from each Party, including the primary contact (“Primary Contact”) and quality and technical representatives from each Party, in each case listed in Section 9.2.4 below. The Committee will provide a forum for routine communication and exchange of information and discussion of Agreement deliverables and responsibilities.
9.2.2
In addition, during the Term, the Committee will schedule and hold routine meetings at defined intervals acceptable to the Committee, but no less frequently than [...***...], with a minimum of [...***...] face-to-face meetings [...***...] alternately at the Parties’ facilities or at such locations as the Parties may otherwise agree. The Primary Contacts at each Party will develop agendas as well as supporting material requirements, define required participation and generate meeting notes for distribution. Each Party will bear all expenses of its representatives relative to their participation both on the Committee and in the meetings of the Committee. Nothing prevents the Parties or the Committee or its respective members from meeting on an ad hoc basis, as required.
9.2.3
The Committee shall undertake the following responsibilities: (i) review the most current Forecast and Purchase Orders to ensure alignment on Agreement deliverables; (ii) review current status of all applicable critical inventories, including packaging materials, Product and packaged Product, and any other items deemed appropriate by the Committee; (iii) act as a forum for discussion of operational, technical and quality issues and any and all other relationship-driven issues, as required; (iv) advise the Parties regarding activities involved in day-to-day, tactical operations, involving additional subject matter experts from each Party as required to address specific activities; and (v) recommend creation and resourcing of sub-teams as required to discuss specific issues. Without limiting the generality of the foregoing, the Committee will discuss options which Corden can implement to effect reductions in Lead Time and any other options to allow for improved flexibility in ordering and delivery for Viking under the Agreement.
9.2.4
The individual members of the Committee are set forth below (and if listed as “TBD” shall be identified and agreed upon in writing by the Parties within [...***...] of the Effective Date). Each Party may change any of its representatives to the Committee upon prior written notice to the other Party.

	Viking	Corden
Primary Contact	[...***...]	[...***...]
Quality Representative	[...***...]	[...***...]

Technical Representative	[...***...]	[...***...]

ARTICLE 10

CONFIDENTIALITY
10.1
Protection of Confidential Information. The Receiving Party shall not disclose or disseminate Confidential Information of the Disclosing Party to any Third Party without the prior written consent of the Disclosing Party, unless expressly permitted under Section 10.2, and shall not use such Confidential Information for any purpose other than in performing the Receiving Party’s obligations or exercising the Receiving Party’s rights granted under this Agreement. In addition, the Receiving Party shall take reasonable steps to protect the Confidential Information of the Disclosing Party from unauthorized use or disclosure, which steps shall be no less than those the Receiving Party takes to protect its own confidential or proprietary material of a similar nature (but in no event less than reasonable care). The foregoing obligations shall apply equally to all copies, extracts and summaries of the Disclosing Party’s Confidential Information.
10.2
Certain Permitted Disclosures.
10.2.1
Disclosures Required by Law.
(i)
Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the extent such disclosure is required by Applicable Law, provided that, to the extent it may legally do so, the Receiving Party shall: (i) give reasonable advance notice to the Disclosing Party of such disclosure to permit the Disclosing Party to use its reasonable efforts to secure confidential treatment of such Confidential Information of the Disclosing Party prior to disclosure to the extent such treatment is applicable (whether through protective orders or otherwise), (ii) cooperate with the Disclosing Party in the exercise of its right to protect the confidentiality of such Confidential Information of the Disclosing Party, and (iii) disclose only that portion of such Confidential Information of the Disclosing Party that is required to be disclosed.
(ii)
In addition to and without limiting the generality of Section 10.2.1(i) above, in the event that either Party proposes to file a registration statement or any other disclosure document which describes or refers to this Agreement with the Securities and Exchange Commission or the securities regulators of any state, country, province or other jurisdiction or any stock exchange or listing entity on which securities of such Party are listed under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other Applicable Laws, the Party shall notify the other Party of such intention and shall provide such other Party with a copy of relevant portions of the proposed filing not less than [...***...] prior to such filing (and any revisions to such portions of the proposed filing at a reasonable time prior to the filing thereof), including any exhibits thereto relating to this Agreement and a reasonable opportunity to review the proposed disclosure and comment thereon, and shall use commercially reasonable efforts to obtain confidential treatment of any information concerning this Agreement that such other Party reasonably requests be kept confidential, and shall only disclose Confidential Information of the Disclosing Party which it is advised by counsel is legally required to be disclosed. No such notice shall be required under this Section 10.2.1(ii) if the substance of the description of or reference to this Agreement contained in the proposed filing has been included in any previous filing made by the other Party hereunder or otherwise approved by the other Party.
10.2.2
Disclosure to Certain Third Parties. In addition to and not in lieu or limitation of Section 10.2.1, the Receiving Party may disclose the Confidential Information of the Disclosing Party to (a) its employees, contractors and agents who have a “need to know” such Confidential Information of the Disclosing Party in order for the Receiving Party to perform its obligations or exercise its rights under this Agreement, (b) in the case of either Party, to its existing or bona fide potential investors, lenders and other financing sources or acquirers (including bona fide prospective acquirers), and (c) in the case of Viking, to Regulatory Authorities in connection with developing and commercializing the API or any Product and obtaining Regulatory Approval thereof as well as, under conditions of confidentiality, to collaborators, licensees, strategic partners, distributors and other Third Parties to the extent involved in development or commercialization of the API or any Product and to other Manufacturers under Section 2.10, provided that, in the foregoing cases of subsections (a) and (b), such Persons are bound by obligations of confidentiality, including restrictions on the disclosure and use thereof, at least as stringent as those by which the Receiving Party is bound under this Agreement. Each Party shall be responsible for any breach of its confidentiality obligations by its respective employees, contractors, agents or any other Third Party to whom the Receiving Party discloses Confidential Information of the Disclosing Party in accordance with the terms of this Section 10.2.2.
10.2.3
Certain Permitted Disclosures by Viking. In addition to and not in lieu or limitation of the other disclosures Viking is permitted to make under this Agreement, Viking may disclose Confidential Information belonging to Corden to the extent such disclosure is reasonably necessary for (a) filing or prosecuting Patents or (b) with [...***...] prior notice to Corden, publishing or presenting data and/or results relating to the Product or Viking Technology in scientific journals and/or at scientific conferences.
10.2.4
Other Exceptions to Use and Disclosure Restrictions. Notwithstanding the provisions in this Article 10, the use and disclosure restrictions on Confidential Information will not apply to the extent that such information or materials:
(i)
were already known to the Receiving Party, without any obligation to the Disclosing Party to keep them confidential or any restriction on their use, at the time of disclosure by the Disclosing Party to the extent such Receiving Party has contemporaneous documentation or other competent evidence to that effect;
(ii)
were generally available to the public or otherwise part of the public domain at the time of their disclosure to the Receiving Party.
(iii)
became generally available to the public or otherwise part of the public domain after their disclosure, other than through any act or omission of the Receiving Party.

(iv)
were subsequently disclosed to the Receiving Party on a nonconfidential basis by a Third Party who had no obligation to the Disclosing Party not to disclose such information or materials to others; or
(v)
were independently discovered or developed by or on behalf of the Receiving Party without the use of, reliance on, or reference to, the Confidential Information of the Disclosing Party, and the Receiving Party has contemporaneous documentation or other competent evidence to that effect.
10.3
Segregation of Data. In addition to and not in lieu or limitation of Corden’s other obligations under this Agreement, including its confidentiality obligations set forth in Section 10.1, Corden shall establish and implement physical, technological and other safeguards and maintain policies and procedures (including, without limitation, the safeguards, policies and procedures set forth below) that are reasonably acceptable to Viking and otherwise sufficient to keep and maintain Viking Technology, any Confidential Information of Viking, and any other data, information and materials provided by or for Viking (“Segregated Materials”) in a secure environment that is not contaminated with and is fully segregated from the Technology of any Third Party. Corden agrees that it shall: (i) cause all such Segregated Materials to be promptly logged and stored pursuant to this Section 10.3, (ii) store all such Segregated Materials on dedicated electronic storage media and ensure that such dedicated electronic storage media is accessible only through a separate and unique login account, (iii) ensure that the only Persons with access to such Segregated Materials are Corden’s employees and agents who have a need to access such Segregated Materials pursuant to this Agreement and who are subject to confidentiality obligations which are substantially the same as and no less restrictive than those set forth in this Article 10 (such Persons, “Access Individuals”), (iv) keep complete, detailed and accurate records of all Persons who are provided or able to access such Segregated Materials, (v) ensure that Access Individuals (a) do not use or have access to any such Segregated Materials at any time when they are performing, or otherwise in connection with the performance of, any services for or for the benefit of any other Third Party, and (b) do not use or have access to Confidential Information of any Third Party at any time when they are performing, or otherwise in connection with the performance of, any Manufacturing or other services for or for the benefit of Viking or its Affiliates, (vi) ensure that Access Individuals, either during their performance of any Manufacturing or other services for or for the benefit of Viking or its Affiliates or otherwise during the Term, do not perform Manufacturing or other services for or in connection with any Third Party’s product that competes with any Product, and (vii) comply with any other measures reasonably requested by Viking. Viking shall have the right, at [...***...] cost and expense, to cause an independent expert reasonably acceptable to Corden to audit such records kept by Corden to confirm compliance with this Section 10.3. For the avoidance of any doubt, Corden’s obligations under this Section 10.3 are in addition to and not in lieu or limitation of any of its other obligations under this Article 10.
10.4
Return of Confidential Information. Upon the expiration or termination of this Agreement, the Receiving Party shall promptly return or destroy all Confidential Information of the Disclosing Party including, in the case of Corden, all information relating to the Viking Technology and the Product and copies thereof in any medium, except to the extent that the Receiving Party has continuing rights to use such Confidential Information of the Disclosing Party as part of any surviving licenses under Section 12.1.2 of this Agreement. Notwithstanding the foregoing, (i) the Receiving Party may retain [...***...] in an appropriately secure location, which it must retain pursuant to Applicable Laws, for so long as such Applicable Laws require such retention, but thereafter the Receiving Party shall dispose of [...***...] in accordance with such Applicable Laws or this Section 10.4, and (ii) this Section 10.4 shall not apply to Confidential Information of Corden in the event (a) such Confidential Information is assigned to Viking under Section 12.1 or (b) Viking has exercised any of its Manufacturing rights pursuant to Section 2.10.
10.5
Public Disclosure. Each Party will keep the existence and the terms and conditions of this Agreement confidential except that either Party may disclose the existence and the terms and conditions of this Agreement as and to the extent such Party is permitted to disclose the Confidential Information of the other Party under Sections 10.2.1 and 10.2.2. Neither Party shall mention or otherwise use the name or Trademarks of the other Party or any of its Affiliates or any abbreviation or adaptation thereof in any advertising, marketing, promotional, or sales literature, or other form of publicity or in any document employed to obtain funds or financing, without the prior written approval of the other Party whose name or Trademark is to be used. Neither Party shall disclose or disseminate any press release or other public disclosure except as may be mutually agreed in writing by the Parties. If such a press release or other public disclosure has been mutually agreed in writing, each Party may make a high level non-confidential statement about the existence, scope, and nature of the contractual relationship that is consistent with and limited to the information that is included within such mutually agreed press releases or other public disclosure.
10.6
Remedies. Notwithstanding anything to the contrary in this Agreement, the Parties agree that due to the unique nature of the Confidential Information of the Disclosing Party, the Disclosing Party, in addition to any other rights or remedies available to it, shall have the right to seek and obtain an immediate injunction or other equitable relief enjoining any breach or threatened breach by the Receiving Party of this Article 10 without the necessity of posting any bond or security. The Receiving Party shall notify the Disclosing Party in writing immediately upon the Receiving Party becoming aware of any such breach or threatened breach or of any unauthorized use or disclosure of the Confidential Information of the Disclosing Party and shall provide any reasonable assistance to stop such breach or threatened breach or unauthorized use or disclosure that the Disclosing Party may reasonably request.
10.7
Evaluation NDA. To the extent that the terms or conditions set forth in this Article 10 conflict or are inconsistent with the terms and conditions of the Previous NDA, this Article 10 shall govern over such Previous NDA to the extent of such conflict or inconsistency.
ARTICLE 11

DEVELOPMENT ACTIVITIES
11.1
Development Services and Deliverables. Viking from time to time may request for Corden to perform development and related services (“Development Services”). Upon such request, Corden will consider any such request in good faith, including providing reasonable pricing and timing and providing a proposal and other requested information. For the avoidance of any doubt, the ownership and any rights in or to any results, work product, deliverables or similar materials that are conceived, created, developed, reduced to practice, provided or made available in connection with the Development Services (“Deliverables”) shall be as set forth in Article 10 (Confidentiality) and Article 12 (Intellectual Property Matters) including that any Deliverables as a whole shall be and shall be deemed to be Developed Technology.
11.2
Acceptance and Rejection. Within [...***...] of the performance of any Development Service or delivery of any Deliverable, Viking shall have the right to accept or reject such Development Service or Deliverable based on whether such Development Service or Deliverable meets the applicable Development Warranties. Without limiting any other obligations or liabilities of Corden or rights or remedies of Viking under this Agreement or otherwise, if Viking rejects any Development Service or Deliverable, then Corden will promptly re-perform such Development Service or re-deliver such Deliverable at no cost or expense to Viking and Viking shall again have the right to accept or reject such re-performed Development Service or re-delivered Deliverable as set forth in this Section 11.2 until Viking accepts such Development Service or Deliverable. Notwithstanding any rejection by Viking under this Section 11.2, Corden may [...***...].
11.3
Development Warranties. In addition to and without limitation of all applicable representations and warranties under this Agreement including under Section 13.2, Corden hereby represents and warrants that (i) the Development Services shall be performed in a professional and workmanlike manner, in accordance with highest industry standards and best practices, in compliance with all Applicable Laws, and in conformance with any requirements, criteria and specifications set forth in the applicable proposal accepted by Viking, and (ii) the Deliverables, Developed Technology, Background Technology and any other Technology and other materials developed, provided or made accessible, or to be developed, provided or made accessible, by or for Corden for the Development Services or otherwise under this Agreement shall (a) conform with any requirements, criteria and specifications set forth in the applicable proposal accepted by Viking, and (b) be provided, delivered and made available in conformance with any requirements, criteria and specifications set forth in the applicable proposal accepted by Viking (collectively, “Development Warranties”).
11.4
Development Warranty Remedies. Without limiting any other obligations or liabilities of Corden or rights or remedies of Viking under this Agreement or otherwise, if Viking accepts any Development Service or Deliverable and later discovers any non-conformity to the Development Warranties, then, at Viking’s option in its sole discretion, Corden will promptly re-perform such Development Service or re-deliver such Deliverable as the case may be at no cost or expense to Viking and Viking shall have the right to accept or reject such re-performed Development Service or re-delivered Deliverable as set forth in Section 11.3.
11.5
Previous Proposal(s). The Parties hereby agree that (i) Corden and Viking shall finalize the Proposal for [...***...] dated as of [...***...] (“[...***...] Proposal”), the Proposal for [...***...] dated as of [...***...] (“[...***...] Proposal”), and the Proposal for [...***...], dated as of [...***...] (“[...***...] Proposal”), each within thirty (30) days of the Effective Date, including agreeing upon the pricing, the requirements, criteria and specifications and the other terms and conditions in [...***...] Proposals, (ii) upon Viking’s acceptance of [...***...] Proposals, Corden shall perform the Development Services and deliver the Deliverables and Viking will pay for such Development Services and Deliverables, all of the foregoing as set forth in the [...***...] Proposals and (iii) upon Viking’s acceptance of the [...***...] Proposals, and effective as of

[...***...], the [...***...] Proposals are hereby subject to and governed by this Article 11 and otherwise this Agreement. The Parties hereby agree that the total consideration to be paid by Viking to Corden under the [...***...] Proposal shall not exceed [...***...] dollars ($[...***...]), the total consideration to be paid by Viking to Corden under the [...***...] Proposal shall not exceed [...***...] dollars ($[...***...]), and the total consideration to be paid by Viking to Corden under the [...***...] Proposal shall be discussed and agreed upon in writing in good faith and reasonably and based on the ongoing discussions, provided that in all cases the aggregate consideration to be paid by Viking for [...***...] of the aforementioned Proposals shall be not less than [...***...] dollars ($[...***...]) and not more than [...***...] dollars ($[...***...]).
11.6
Applicability. Notwithstanding anything to the contrary in this Article 11, the terms and conditions for acceptance, payment, warranty and warranty remedy in Section 2.9 and Articles 6, 7 and 8 shall apply and govern with respect to clinical Product (or other clinical-stage, pre-approval, regulatory, non-commercial, validation, qualification or other similar Product) and commercial Product and the terms and conditions for acceptance, warranty and warranty remedy in this Article 11 or in any proposal or similar material shall not limit, restrict or adversely affect such terms and conditions.
ARTICLE 12

INTELLECTUAL PROPERTY MATTERS
12.1
Licenses.
12.1.1
License Granted by Viking. Subject to the terms and conditions of this Agreement, Viking hereby grants to Corden a limited, non-exclusive, revocable, non-sublicensable, non-transferable, royalty-free, fully paid-up right and license under any Intellectual Property Rights (other than with respect to Trademarks) owned or otherwise Controlled by Viking in and to the Viking Background Technology during the Term to use the Viking Background Technology to the extent provided by or on behalf of Viking to Corden but solely as and to the extent necessary for Corden to perform its obligations under this Agreement.
12.1.2
License Granted by Corden. Corden hereby grants to Viking a non-exclusive, sublicensable, royalty-free, fully paid-up, perpetual, worldwide right and license (with the right of Viking to have any such license exercised by or on behalf of Viking by a Third Party) under all Intellectual Property Rights (other than with respect to Trademarks) owned or Controlled by Corden or any of its Affiliates in and to the manufacturing processes and other Background Technology of Corden and any Corden Developed Technology (collectively the “Corden Materials”) to use, modify, make, have made, sell, offer to sell, import and otherwise commercialize any Corden Materials to Manufacture or have Manufactured Product (including as part of a Product) for or on behalf of Viking or any licensee designated by Viking in writing. Notwithstanding the foregoing, Viking hereby agrees and covenants not to exercise the foregoing license to Manufacture or have Manufactured any Product except to the extent permitted or otherwise set forth in Section 2.10.
12.2
No Implied Rights. Neither Party grants any right or license to the other Party under any Technology or Intellectual Property Rights that is Controlled by such Party except as expressly granted in this Agreement. All rights not expressly granted by a Party under this Agreement are reserved to such Party.
12.3
Ownership.
12.3.1
Ownership of Background Technology. As between the Parties, each Party shall own and retain all right, title and interest in and to any and all of its Background Technology, including all Intellectual Property Rights in or to its Background Technology.
12.3.2
Ownership of Developed Technology.
(i)
Notwithstanding anything in this Agreement or otherwise, to the fullest extent permitted under Applicable Law, Viking shall be the sole and exclusive owner of all right, title and interest in and to any and all Developed Technology that is (a) conceived, created, developed or reduced to practice under this Agreement for the development, Regulatory Approval, manufacturing, testing, use and commercialization of and otherwise for the API or Product except solely for manufacturing Technology that is generally applicable to the manufacturing of pharmaceutical products or (b) any Improvement to the API, Product or other Background Technology of Viking.
(ii)
Subject to Section 12.3.2(i), (a) Viking shall be the sole and exclusive owner of all right, title and interest in and to any Developed Technology that is conceived, created, developed or reduced to practice solely by Viking or jointly by Viking with Corden and/or any Third Party (the Developed Technology owned by Viking under Sections 12.3.2(i) and 12.3.2(ii)(a) collectively, the “Viking Developed Technology”) and all Intellectual Property Rights therein or thereto; and (b) Corden shall be the sole and exclusive owner of all right, title and interest in and to any Developed Technology conceived, created, developed or reduced to practice solely by Corden or jointly by Corden and a Third Party (excluding Viking or any of its Affiliates) (such Developed Technology owned by Corden, the “Corden Developed Technology”) and all Intellectual Property Rights therein or thereto.
12.3.3
Disclosure Obligation. If a Party or any of its Affiliates conceives, creates, develops or reduces to practice any Developed Technology that is owned or should be owned by the other Party under Section 12.3.2, such Party shall promptly disclose to the other Party in writing and shall cause its Affiliates to so disclose such conception, creation, development and/or reduction to practice.
12.3.4
Transfer of Developed Technology.
(i)
Assignment. To the fullest extent permitted by Applicable Law, each Party (for purposes of this Section 12.3.4, the “Technology Assignor”) agrees that it will, and hereby does, (and will cause its Affiliates and its and their employees, contractors, consultants and other Third Parties who perform services for the Technology Assignor under this Agreement or who conceive, create, develop or reduce to practice any Developed Technology (each, a “Contributor”) to) irrevocably grant, convey, transfer, assign and deliver (or cause to be granted, conveyed, transferred, assigned and delivered) to the other Party (for purposes of this Section 12.3.4, the “Technology Assignee”) all right, title and interest, including all Intellectual Property Rights therein or thereto, the Technology Assignor or its Contributors may have in and to any Developed Technology owned or that should be owned by the Technology Assignee under Section 12.3.2 (the “Assignee Developed Technology”), in perpetuity and throughout the world, effective immediately upon the conception, creation, development or reduction to practice thereof. The Technology Assignor agrees, at the Technology Assignee’s request and expense, to take whatever actions are required in order to perfect the Technology Assignee’s rights in and to any Assignee Developed Technology (including any Intellectual Property Rights therein or thereto).
(ii)
Waiver and Quitclaim; Backup License. To the extent that any Assignee Developed Technology (or any Intellectual Property Rights therein or thereto) are not assignable as provided in Section 12.3.4(i), or that the Technology Assignor (or any of its Contributors) retains any right, title or interest in or to any Assignee Developed Technology (or any Intellectual Property Rights therein or thereto), the Technology Assignor hereby unconditionally and irrevocably waives and quitclaims (or will cause to be unconditionally and irrevocably waived and quitclaimed) to the Technology Assignee any and all claims of any kind against the Technology Assignee, its Affiliates and its licensees (through multiple tiers) with respect to any Assignee Developed Technology (or any Intellectual Property Rights therein or thereto), and hereby grants to the Technology Assignee an unrestricted, perpetual, irrevocable, fully paid-up, royalty-free, fully transferable, sublicensable (through multiple levels of sublicensees), exclusive (even as to the Technology Assignor, its Affiliates and its Contributors, except to the extent a license is granted back to the Technology Assignor under Section 12.1.2) right and license, throughout the world, free from any liens or encumbrances, to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of, and otherwise enhance, modify, make, have made, sell, offer to sell and otherwise commercialize or exploit (and have others exercise such rights on behalf of the Technology Assignee) all or any portion of the Assignee Developed Technology (or any Intellectual Property Rights therein or thereto), in any form or media (now known or later developed).
(iii)
Further Assurances. The Technology Assignor agrees to (and will cause any Contributors to) take all reasonable additional actions and execute such agreements, instruments and documents as may be required, both during and after the Term, and agrees otherwise to give to the Technology Assignee and any Person designated by the Technology Assignee any assistance reasonably required in order to perfect the rights set forth in this Section 12.3.4, including obtaining Patents and copyright registrations, and to apply for, obtain, perfect, evidence, sustain and enforce the Technology Assignee’s Intellectual Property Rights in connection with the Assignee Developed Technology. To the extent permissible by Applicable Law, the Technology Assignor hereby irrevocably appoints, and will cause each Contributor to appoint, the Technology Assignee and any Person designated by the Technology Assignee as its attorney in fact to act for and on behalf of, and instead of, the Technology Assignor or the Contributor for the purposes of perfecting the Technology Assignee’s Intellectual Property Rights in connection with the Assignee Developed Technology with the same legal force and effect as if executed by the Technology Assignor or its Contributor, as the case may be. The Technology Assignee will promptly, following invoice from the Technology Assignor, reimburse the Technology Assignor for all mutually agreed upon costs incurred in connection with complying with this Section 12.3.4.

(iv)
Moral Rights. The Technology Assignor further waives, and will cause its Contributors to waive, any “moral” rights or other rights with respect to attribution of authorship or integrity relating to the Assignee Developed Technology as the Technology Assignor or such Contributors may have under any Applicable Law under any legal theory.
12.4
Application of the Code. The Parties hereby agree that all rights and licenses granted by a Party (for purposes of this Section 12.4, “Licensor”) to the other Party (for purposes of this Section 12.4, “Licensee”) under this Agreement are rights and licenses in “intellectual property” within the scope of the applicable Debtor Relief Law, including Section 101 (or its successors) of the Code, and Licensee shall have and may fully exercise all rights available to a licensee under the applicable Debtor Relief Law, including under Section 365(n) of the Code or its successors. In the event of a case under a Debtor Relief Law involving Licensor, in addition to and not in lieu or limitation of any other rights or remedies available to Licensee, Licensee shall have the right to obtain (and Licensor or any trustee, receiver or equivalent under such Debtor Relief Law for Licensor or its assets will, at Licensee’s written request, deliver to Licensee) a copy of all embodiments of any of the Intellectual Property Rights licensed to Licensee under this Agreement, including embodiments of any and all Background Technology, Developed Technology, and any other intellectual property necessary or useful for Licensee, without the involvement of Licensor or a Third Party provider of Licensor, to use and exploit the embodiments as contemplated under this Agreement. In addition, Licensor shall take all steps reasonably requested by Licensee to perfect, exercise and enforce its rights under this Section 12.4, including filings in any patent or copyright office or with any other Regulatory Authorities with respect thereto, and under any applicable version of the Uniform Commercial Code or its equivalent.
ARTICLE 13

REPRESENTATIONS AND WARRANTIES
13.1
Representations and Warranties of the Parties Concerning Corporate Authorizations. Each Party represents and warrants to the other Party that:

(i) Such Party is duly organized and validly existing and, if applicable, in good standing under the laws of the jurisdiction of its formation.

(ii) Such Party has the full corporate power and is duly authorized to enter into, execute and deliver this Agreement, and to carry out and otherwise perform its respective obligations under this Agreement.

(iii) This Agreement has been duly executed and delivered by, and is the legal and valid obligation binding upon, such Party and the entry into, the execution and delivery of, and the carrying out and other performance of its respective obligations under this Agreement by such Party does not (a) conflict with, or contravene or constitute any default under, any agreement, instrument or understanding, oral or written, to which it is a party, including its certificate of incorporation or by-laws, or (b) violate any Applicable Laws or any judgments, injunctions, orders or decrees of any Regulatory Authority having jurisdiction over it.

13.2
Corden’s Representations and Warranties. Corden represents and warrants to Viking that:

(i) Corden maintains and shall maintain throughout the Term a work force suitably qualified and trained, and facilities and equipment sufficient, to enable Corden to perform its obligations under this Agreement.

(ii) Any Product supplied under or in connection with this Agreement shall be free and clear of all security interests, liens or other encumbrances of any kind or character (other than any security interest, lien or other encumbrance held by and for the sole and exclusive benefit of Viking).

(iii) (a) Neither Corden or its Affiliates nor any of its or their employees, consultants or contractors (1) has been debarred or subject to temporary denial of approval pursuant to 21 U.S.C. § 335a, or excluded, suspended or declared ineligible under other Applicable Laws, including 42 U.S.C. § 1320a-7, and (2) is not under consideration to be excluded, suspended, declared ineligible or debarred or subject to a temporary denial of approval (a “Debarred Individual” or “Debarred Entity”); and (b) no Debarred Individual or Debarred Entity will be involved in the performance of any of Corden’s obligations hereunder at any time during the Term.

(iv) The performance of Corden’s obligations under this Agreement and the use of any Intellectual Property Rights owned or controlled by Corden in the Manufacture or supply of Product or performance of any of Corden’s other obligations under this Agreement will not infringe, misappropriate or violate any Intellectual Property Right of any Third Party, and as of the Effective Date there is no pending or threatened Claim with respect to any of the foregoing and Corden shall promptly notify Viking should it become aware of any such Claim.

(v) The performance of Corden’s obligations under this Agreement does not and will not breach any agreement with a Third Party which (a) obligates Corden to keep in confidence any confidential or proprietary information of such Third Party, and Corden will not disclose to Viking any such confidential or proprietary information, (b) obligates Corden to refrain from competing with such Third Party, or (c) obligates Corden to refrain from providing services to any Third Party that competes, directly or indirectly, with such Third Party.

(vi) Corden has obtained and maintained and shall obtain and maintain all necessary Regulatory Approvals and other licenses, registrations, authorizations, permits, permissions, waivers, exemptions, clearances, variances, grants, issuances and other approvals from any Regulatory Authorities (except for Regulatory Approvals for the Product obtained by Viking or the Regulatory Approvals owned or controlled by Viking pursuant to Section 3.1) required by any Applicable Laws in connection with the Manufacture, storage and shipment of Product, including permits related to Manufacturing facilities.

(vii) (a) Corden and its officers or employees have not received any notice or communication from the FDA or other Regulatory Authority requiring, recommending or threatening to initiate any action alleging noncompliance with Applicable Laws, (b) there have not been and are not now any FDA Form 483 observations, civil, criminal or administrative actions, suits, demands, claims, complaints, hearings, investigations, demand letters, warning or untitled letters, proceedings or requests for information pending or in effect against Corden or any of its officers and employees, and (c) there is no act, omission, event or circumstance of which Corden has knowledge that would reasonably be expected to give rise to or form the basis for any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning or untitled letter, proceeding or request for information of any such liability, in each case that would reasonably be expected to have an effect on Corden’s ability to perform its obligations in accordance with this Agreement.

13.3
Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.
ARTICLE 14

TERM AND TERMINATION
14.1
Term. This Agreement shall commence as of the Effective Date and shall continue in full force and effect for eight (8) years unless earlier terminated in accordance with the terms and conditions of this Article 14 (the “Term”). The Term shall be automatically extended for successive three (3) year renewal periods unless (i) Viking provides Corden with [...***...] written notice prior to the end of the initial Term or any renewal Term of Viking’s intention not to renew the Term or (ii) either Party provides the other Party with [...***...]written notice prior to the end of the [...***...] renewal Term or any renewal Term thereafter.
14.2
Termination at Will. Viking may terminate this Agreement for any reason upon [...***...] prior written notice to Corden after the expiration of the initial Term.
14.3
Termination for Cause. Subject to Section 14.6, if either Party commits a material breach of its respective obligations under this Agreement, which breach is not cured within [...***...] after written notice from the non-breaching Party specifying the breach in reasonable detail, the non-breaching Party shall have the right to terminate this Agreement upon written notice. The Parties acknowledge and agree that failure to exercise any right or option or to take any action expressly within the discretion of a Party under this Agreement shall not be deemed to be a material breach under this Agreement.
14.4
Termination for Termination of the API Manufacturing Agreement. Viking shall have the right to terminate this Agreement in its sole discretion without obligation or liability effective upon [...***...] written notice thereof in the event that the API Manufacturing Agreement is terminated for any reason other than termination at will under Section 14.3 of the API Manufacturing Agreement.
14.5
Termination for [...***...]. If [...***...], [...***...] may issue written notice to [...***...] specifying [...***...] and [...***...] may [...***...]. If [...***...], then [...***...] may terminate this Agreement upon [...***...] written notice.

14.6
Rights on Termination. Except as otherwise provided in this Article 14 or elsewhere in this Agreement, and subject to Section 2.10, in the event this Agreement is terminated for any reason, (i) all rights and obligations of the Parties under this Agreement shall terminate (subject to Section 14.7 and Section 14.8); (ii) each Party shall return or destroy all Confidential Information of the other Party pursuant to Section 10.4; (iii) in addition to any liability or obligation accrued as of the effective date of such termination, [...***...] shall [...***...]; and (iv) [...***...] shall [...***...] except that [...***...] in the event of [...***...].
14.7
Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any right which shall have accrued to the benefit of either Party prior to such termination or expiration. Such termination or expiration shall not relieve either Party from any of its respective obligations which are expressly indicated to survive termination or expiration of this Agreement or any of its respective liabilities which shall have accrued prior to such termination or expiration.
14.8
Survival. Upon any expiration or termination of this Agreement, the rights and obligations of the Parties under this Agreement shall terminate, except that the rights and obligations of the Parties under Sections 2.9, 2.10, 3.1, 5.4, 5.10, 6.1, 6.2, 8.5, 8.6, 9.1, 11.1 (the third sentence only), 11.2, 11.3, 11.4, 11.5, 11.6, 12.1.2, 12.2, 12.3, 12.4, 13.3, 14.6, 14.7 and 14.8, and Articles 7, 10, 15, 16, 17 and 18 of this Agreement shall survive such expiration or termination.
ARTICLE 15

INDEMNIFICATION; LIMITATION OF LIABILITY
15.1
Indemnification by Viking. Viking shall defend, at its sole cost and expense, indemnify and hold harmless Corden and its Affiliates and its and their directors, officers, employees, agents, consultants and clinical investigators against any and all claims, demands, suits and proceedings brought by any Third Party (collectively, “Claims”), together with any losses, damages, liabilities, costs and expenses (including attorneys’ fees) resulting from such Claims, all of the foregoing resulting from or arising out of: (i) Viking’s storage of or modifications to the Product after the date of delivery of such Product to Viking; (ii) the labeling, marketing, distribution and sale of any Product; (iii) the infringement, misappropriation or violation of any Intellectual Property Rights by the Viking Background Technology as and in the form delivered by Viking to Corden and solely to the extent used by Corden to Manufacture Product in accordance with the terms and conditions of this Agreement; (iv) injuries or death to persons or damage to property that occur on Corden’s or its Affiliates’ premises or on the premises under the exclusive control of Corden or Corden’s Affiliates arising from the negligence or more culpable conduct of Viking or its Affiliates or other Authorized Purchasers or its or their directors, officers, employees, agents, contractors, consultants and clinical investigators; (v) the gross negligence, recklessness or willful misconduct of Viking or its Affiliates or its or their directors, officers, employees, agents, contractors, consultants or clinical investigators; or (vi) violation of Applicable Law by or caused by Viking or its Affiliates or other Authorized Purchasers or its or their directors, officers, employees, agents, contractors, consultants and clinical investigators; all of the foregoing except to the extent caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of this Agreement by, Corden or its Affiliates or its or their directors, officers, employees, agents, contractors or consultants, and except to the extent such Claims result from or arise out of any act or omission for which Corden is found to have an indemnification obligation pursuant to Section 15.2 of this Agreement.
15.2
Indemnification by Corden. Corden shall defend, at its sole cost and expense, indemnify and hold harmless Viking and its Affiliates and other Authorized Purchasers and its and their directors, officers, employees, agents, consultants, clinical investigators, contractors, licensees, distributors and resellers against any and all Claims, together with any losses, damages, liabilities, costs and expenses (including attorneys’ fees) resulting from such Claims, all of the foregoing resulting from or arising out of: (i) the infringement, misappropriation or violation of Intellectual Property Rights by the Manufacturing, Development Services or other services provided by or for Corden under this Agreement or by the Corden Materials, Deliverables or any other information, materials or Technology used or provided by or for Corden under this Agreement (including any use or other exercise of rights in or to any of the foregoing); (ii) any Manufacture or supply of Product, or any storage of Product or API, by or for Corden in breach of this Agreement or for any nonconformance with the Warranty Criteria; (iii) injuries or death to persons or damage to property that occur on Corden’s or its Affiliates’ premises or on the premises under the exclusive control of Corden, Corden’s Affiliates or its or their subcontractors arising from the activities related to the Manufacture of Product or the negligence or more culpable conduct of Corden or its Affiliates or its or their directors, officers, employees, agents, contractors or consultants; (iv) the gross negligence, recklessness or willful misconduct of Corden or its Affiliates or its or their directors, officers, employees, agents, contractors or consultants; or (v) violation of Applicable Law by or caused by Corden or its Affiliates or its or their directors, officers, employees, agents, contractors or consultants; all of the foregoing except to the extent (x) caused by the negligence or willful misconduct of, or failure to comply with Applicable Laws or breach of this Agreement by, Viking or its Affiliates and other Authorized Purchasers or its or their directors, officers, employees, agents, contractors, consultants or clinical investigators or (y) resulting from a defect or non-conformity in any Third Party API as and in the form delivered to Corden which defect or non-conformity was not and could not have been discovered by Inbound API Testing or testing of the Product under Section 5.3.
15.3
Indemnification Procedure.
15.3.1
Each indemnified Party (the “Indemnitee”) shall give the indemnifying Party (the “Indemnitor”) prompt written notice of any Claims or discovery of any facts upon which the Indemnitee intends to base a request for indemnification. Notwithstanding the foregoing, the failure to give timely notice to the Indemnitor shall not release the Indemnitor from any liability to the Indemnitee to the extent the Indemnitor is not materially prejudiced thereby.
15.3.2
The Indemnitee shall furnish promptly to the Indemnitor copies of all papers and official documents in the Indemnitee’s possession or control which relate to any Claims; provided, however, that, if the Indemnitee defends or participates in the defense of any Claims, then the Indemnitor shall also provide copies of all such papers and documents in the Indemnitor’s possession or control to the Indemnitee. The Indemnitee shall reasonably cooperate with the Indemnitor in defending against any Claims.

15.3.3
The Indemnitor shall have the right, by prompt written notice to the Indemnitee, to assume direction and control of the defense of any Claim, at the sole cost and expense of the Indemnitor, so long as (i) the Indemnitor shall promptly notify the Indemnitee in writing (but in no event more than [...***...] after the Indemnitor’s receipt of notice of the Claim) that the Indemnitor intends to indemnify the Indemnitee pursuant to this Article 15 absent the discovery of any facts that give the Indemnitor the right to claim indemnification from the Indemnitee and (ii) the Indemnitor diligently pursues the defense of the Claim.
15.3.4
If the Indemnitor assumes the defense of the Claim as provided in Section 15.3.3, the Indemnitee may participate in such defense with the Indemnitee’s own counsel who shall be retained, at the Indemnitee’s sole cost and expense; provided, however, that neither the Indemnitee nor the Indemnitor shall consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, (i) such consent shall not be required with respect to any such judgment or settlement involving only the payment of money by the Indemnitor and (ii) such consent may be withheld in the other Party’s sole discretion with respect to any such judgment or settlement involving any stipulation or admission of liability or fault by or of the other Party or the Indemnitee or would result in the other Party or Indemnitee being subject to injunctive relief.
15.3.5
The Indemnitor shall not be liable for any settlement or other disposition of a Claim by the Indemnitee which is reached without the written consent of the Indemnitor.
15.4
Limitation of Liability; Remedies Cumulative.
15.4.1
Except for each Party’s indemnification obligations hereunder and any claims related to breach by a Party of its confidentiality obligations hereunder, to the maximum extent permissible by Applicable Law, under no circumstances shall a Party be responsible or liable to the other Party for any indirect, consequential, special, exemplary or punitive damages under any contract, negligence, strict liability or other theory, arising out of or relating in any way to this Agreement or its implementation, even if such Party, or any of its directors, officers, employees, agents, attorneys, consultants or clinical investigators has been advised of the possibility of such damages and notwithstanding any failure of essential purpose of any limited remedy of any kind.
15.4.2
Except for each Party’s indemnification obligations hereunder and any claims related to breach by a Party of its confidentiality obligations hereunder, to the maximum extent permissible by Applicable Law, each Party’s entire liability in connection with this Agreement shall not exceed the greater of (i) [...***...] U.S. Dollars (USD$[...***...]) and (ii) the aggregate amounts [...***...] under or in connection with this Agreement in the [...***...] period preceding the event giving rise to the claim.
ARTICLE 16

NOTICES
16.1
Notices. Any and all notices, requests, demands and other communications required or otherwise contemplated to be made under this Agreement shall be in writing and in

English and shall be provided (i) by email and shall be deemed to have been duly given on the date of transmission and (ii) if and to the extent required by Applicable Law or reasonably requested by a Party, also by one or more of the following means: (a) personally by a process server, which shall be deemed to have been duly given when received, (b) by international courier service, which shall be deemed to have been duly given on the [...***...] Business Day following [...***...], or such earlier delivery date as may be confirmed in writing to the sender by such courier service, or (c) mailed by registered or certified mail, postage prepaid, which shall be deemed to have been duly given on the [...***...] Business Day following the posting date. All such notices, requests, demands and other communications shall be addressed as follows:

If to Corden,	Corden Pharma GmbH[...***...]
addressed to:	Otto-Hahn-Strasse 1, 68723 Plankstadt, Germany
Attn: Christian Merz, Managing Director
Email: [...***...]

and:	Corden Pharma Lisbon S.A.
R. da Indústria, 2. Quinta Grande 2610-088 Amadora, Portugal[...***...]
Attn: Michael Quirmbach, President of the Board
Email: [...***...]
Attn: Naoki Takei, Director
Email: [...***...]

with an additional copy to:	Corden Pharma S.p.A.
Viale dell’ Industria 3, 20867 Caponago, Italy
Attn: Massimo Garavini, Managing Director
Email: [...***...]

If to Viking,	Viking Therapeutics, Inc.
addressed to:	9920 Pacific Heights Blvd, Suite 350, San Diego, California
Attn: Brian Lian
Email: [...***...]

and:	Viking Therapeutics Ireland Limited
6th Floor, 2 Grand Canal Square, Dublin 2, D02 A342, Ireland
Attn: Brian Lian
Email: [...***...]

with an additional copy to:	Willkie Farr & Gallagher LLP
1801 Page Mill Rd #210, Palo Alto, California
Attn: Matthew Berger
Email: [...***...]

or to such other address or email address as a Party may have specified to the other Party in writing delivered in accordance with this Section 16.1.

ARTICLE 17

GOVERNING LAW; DISPUTE RESOLUTION
17.1
Governing Law. The laws of the State of New York govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties expressly reject any application to this Agreement of (i) the United Nations Convention on Contracts for the International Sale of Goods, and (ii) the 1974 Convention on the Limitation Period in the International Sale of Goods, as amended by that certain Protocol adopted in Vienna on April 11, 1980.
17.2
Submission to Jurisdiction/Waiver of Jury Trial. Each Party hereby irrevocably, voluntarily and unconditionally for or otherwise in connection with any legal action or proceeding relating to this Agreement: (i) consents and submits to the exclusive jurisdiction of the courts of New York County in New York State, the courts of the United States of America for the Southern District of New York, and appellate courts for any of the foregoing, (ii) waives any objection that it now or hereafter may have to the venue of any such action or proceeding in any such court in Section 17.2(i) or that such action or proceeding in such court in Section 17.2(i) was brought in an inconvenient forum and hereby agrees not to plead or claim the same, (iii) to the fullest extent permitted by Applicable Law waives the right to trial by jury, and (iv) agrees to the fullest extent permitted by Applicable Law that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail, postage prepaid to the Party at its address set forth in Section 16.1 of this Agreement and hereby accepts service of process if made in accordance with this Section 17.2. Notwithstanding the foregoing and for the avoidance of any doubt, any judgment may be enforced by a Party against the assets of the other Party wherever those assets are located, and nothing in this Section 17.2 will prevent either Party from applying to a court that would otherwise have jurisdiction for the issuance of injunctive relief or provisional or interim measures that may be necessary to avoid irreparable harm.
ARTICLE 18

MISCELLANEOUS
18.1
Insurance. Corden shall procure and maintain throughout the Term property, casualty and liability insurance (in which Viking shall be named as an additional insured party), with such types and amounts of coverage as are customary in the industry, covering Corden’s Manufacturing activities under this Agreement and all resulting Product intended for supply or supplied to Viking pursuant to this Agreement. All such insurance policies shall require at least [...***...] prior written notice to Viking concerning cancellation or non-renewal thereof. Upon request, Corden shall provide Viking with evidence that such insurance is in effect. Corden shall provide Viking with a certificate of insurance establishing the existence of insurance coverage meeting the foregoing criteria.
18.2
Assignment. Each Party (solely for purposes of this Section 18.2, “Assigning Party”) hereby agrees not to and shall not assign, sell, transfer, delegate or otherwise dispose of,

in whole or in part, whether voluntarily or involuntarily, directly or indirectly, by operation of law, Change of Control or otherwise, this Agreement or any rights, obligations or liabilities under this Agreement to any Third Party (solely for purposes of this Section 18.2, “Assignee”) without the prior written consent of the other Party (solely for purposes of this Section 18.2, “Consenting Party”) which consent the Consenting Party may withhold in its sole discretion. Notwithstanding the foregoing, (i) an Assigning Party shall have the right to assign this Agreement upon written notice to the other Party, without the requirement of consent, as part of a sale of all or substantially all of the assets or all or substantially all of the shares or ownership interests of the Assigning Party and (ii) Viking shall have the right to assign this Agreement upon written notice to Corden, without the requirement of consent, in the event that Viking determines pursuant to Section 14.2 of the API Manufacturing Agreement that a Regulatory Failure has occurred. In the event of assignment or other disposition, the Assigning Party hereby agrees to and shall obtain from the Assignee a valid and enforceable written confirmation that the Assignee shall fully perform all of Assigning Party’s obligations and fully assume and discharge all of Assigning Party’s liabilities under this Agreement. Any assignment, transfer, delegation or disposition of this Agreement or any rights, obligations or liabilities under this Agreement by Assigning Party not in accordance with this Section 18.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.
18.3
Parent Guarantee. Upon the written request of Corden, Viking within [...***...] of the Effective Date will cause Viking Therapeutics, Inc. to provide to Corden a guarantee of Viking’s payment obligations under this Agreement in a form reasonably acceptable to Corden and Viking.
18.4
Third Party Beneficiaries. Except to the extent expressly provided in this Agreement, the terms and conditions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors and permitted assigns and the Parties do not intend to and do not confer third-party beneficiary rights upon any other Person.
18.5
Modifications and Amendments. No modification of or amendment to this Agreement shall be effective unless in writing and signed by each of the Parties.
18.6
Force Majeure. With respect to this Agreement, neither Party shall be liable to the other Party for damages or losses on account of its failure of performance of any obligation hereunder if such failure is occasioned by government action, war, fire, explosion, flood, earthquake, strike, lockout, embargo, act of God, act of terrorism or any other event similar to the foregoing and beyond the reasonable control of the defaulting Party; provided that the Party claiming an event of force majeure shall (i) promptly notify the other Party in writing setting forth the nature of such event of force majeure, (ii) use its best efforts to eliminate, remedy or overcome such event of force majeure and (iii) resume performance of its obligations under this Agreement immediately after such event of force majeure ceases. Except as provided in the previous sentence, if any event of force majeure continues for more than [...***...], Viking may terminate this Agreement in part or in whole, upon written notice to Corden.
18.7
Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. Time is of the essence with respect to Corden’s obligation to Manufacture, supply and deliver and any other of its obligations under the Agreement.
18.8
Waiver. The waiver by either Party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy.
18.9
Disclaimer of Agency. The relationship between Corden and Viking established by this Agreement is that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct or control the day-to-day activities of the other Party, (ii) constitute either Party as the legal representative or agent of the other Party or create a relationship between the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) allow either Party to create or assume any liability or obligation of any kind, express or implied, against or in the name of or on behalf of the other Party for any purpose whatsoever, except as expressly set forth in this Agreement.
18.10
Severability. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a Regulatory Authority of competent jurisdiction to be invalid, void or otherwise unenforceable, such provision shall be enforced to the maximum extent possible so as to effect the intent of the Parties, or, if incapable of such enforcement, shall be deemed to be deleted from this Agreement, and the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect.
18.11
Entire Agreement. This Agreement and the Quality Agreement, including all Exhibits and Annexes attached hereto and thereto, which are hereby incorporated in this Agreement by reference, set forth all covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter hereof other than as set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by the respective authorized officers of both the Parties. All Purchase Orders, confirmations, acknowledgements, invoices and other ordering documents or responses thereto shall be subject to the terms and conditions of this Agreement and if any of such documents contain terms that are in addition to or conflict with the terms and conditions of this Agreement, the terms and conditions of this Agreement shall govern and such additional or conflicting terms are hereby expressly rejected. Without limiting the generality of the foregoing, the Parties acknowledge and agree that any Manufacture and supply of Product by Corden to Viking and purchase of Product by Viking from Corden will be governed by and under the terms and conditions of this Agreement except solely that the price for Product Manufactured and supplied by Corden to Viking and purchased by Viking from Corden pursuant to the [...***...] Proposal will be the price determined in such proposal.
18.12
Trademarks and Tradenames. The Parties acknowledge and agree that neither Party has, and neither Party shall acquire, any interest in, to or under any of the other Party’s Trademarks or trade names appearing on the labels or packaging materials for the Product unless otherwise expressly agreed by the Parties in writing.
18.13
Headings; Interpretation. All references herein to Articles, Sections and Exhibits shall be deemed to be references to Articles of, Sections of and Exhibits to this Agreement unless the context shall otherwise require. The headings of the Articles and Sections are for convenience only and shall not be deemed to affect, qualify, simplify, add to or subtract from the contents of the clauses which they reference. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting any gender shall include any other gender as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The words “herein”, “hereof” and “hereunder,” and words of like import used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Dollar amounts and the symbol “$” refer to United States dollars. Unless otherwise specified, “days” refers to calendar days, including Saturdays, Sundays and holidays. Whenever the words “include”, “includes”, “including” or “e.g.” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The words “shall” and “will” are intended to have the same meaning. A reference to any legislation or to any provision of any legislation shall include any modification, amendment and re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.
18.14
Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their respective duly authorized officers as of the Effective Date.

CORDEN CORDEN PHARMA GMBH By: /s/ Christian Merz Name: Christian Merz Title: Managing Director Date: März 10, 2025	VIKING VIKING THERAPEUTICS IRELAND LIMITED By: /s/ Sean Royer Weigle Name: Sean Royer Weigle Title: Director of Finance and Controller Date: March 10, 2025
CORDEN PHARMA LISBON S.A. By: /s/ Michael Quirmbach Name: Michael Quirmbach Title: President of the Board Date: März 10, 2025 By: /s/ Naoki Takei Name: Naoki Takei Title: Director Date: March 10, 2025
CORDEN PHARMA S.P.A By: /s/ Massimo Garavini Name: Massimo Garavini Title: Managing Director Date: Marzo 10, 2025

Signature Page to Manufacturing and Supply (Drug Product) Agreement

EXHIBIT A

STATEMENTS OF wORK

Any Statements of Work to be attached here.

A-1

EXHIBIT B

Initial Pricing Limits

I.
Vials Product configuration with [...***...]

a.
Initial Price limits:

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

*The Parties will negotiate in good faith reasonable […***…] agreed upon by the Parties.

**The amount of prepayment for and the terms for [...***...] are as follows: [...***...].

b.
The applicable volume tier shall be determined based on [...***...].

II.
PFS/AI Product configuration with [...***...]

a.
Initial Price limits:

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

*The Parties will negotiate in good faith reasonable [...***...].

b.
The applicable volume tier shall be determined based on [...***...]

III.
Oral Product configuration [...***...]

a.
Initial Price limits:

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]	[…***…]

b.
Except to the extent that a Purchase Order specifies in writing or Viking otherwise specifies in writing that [...***...], Corden will use best efforts to [...***...].

c.
The applicable volume tier shall be determined based on [...***...]